UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to § 240.14a-12

PLANTRONICS, INC.
(Name of Registrant as Specified In Its Charter)

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PROXY STATMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 4, 2016 at 10:00 a.m. Pacific Daylight Time

To our Stockholders:

Our 2016 Annual Meeting of Stockholders will be held on Thursday, August 4, 2016 at 10:00 a.m., Pacific Daylight Time, at the headquarters of Plantronics, Inc. located at 345 Encinal Street, Santa Cruz, California 95060. Our Board of Directors is soliciting proxies for the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. We ask that you please read it carefully.

The purpose of the Annual Meeting is to:

1.	Elect eight (8) directors to serve until the next annual meeting or until their successors are duly elected and qualified.

2.	Approve an amendment to the 2002 Employee Stock Purchase Plan increasing the number of shares of common stock issuable thereunder by 300,000.

3.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Plantronics, Inc. for fiscal year 2017.

4.	Approve, on an advisory basis, the compensation of Plantronics' named executive officers.

5.	Transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Plantronics stockholders of record at the close of business on June 10, 2016 are entitled to vote at the Annual Meeting. To assure your representation at the Annual Meeting, you are urged to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone as promptly as possible. If you prefer, you may also request a paper proxy card to submit your vote by mail. Any stockholder of record attending the Annual Meeting may vote in person, even if she or he has voted over the Internet, by telephone or returned a completed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Rich Pickard
Rich Pickard
Secretary
Santa Cruz, California
June 16, 2016

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE ENCOURAGE YOU TO VOTE OVER THE INTERNET AT WWW.PROXYVOTE.COM OR BY TELEPHONE 1-800-690-6903. ALTERNATIVELY, YOU MAY REQUEST A PAPER PROXY CARD, WHICH YOU MAY COMPLETE, SIGN AND RETURN BY MAIL.

PROXY STATEMENT
FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The 2016 Annual Meeting of Stockholders (the "Annual Meeting") of Plantronics, Inc. ("Plantronics" or the "Company") will be held at 10:00 a.m. PDT on Thursday, August 4, 2016 at our headquarters located at 345 Encinal Street, Santa Cruz, California 95060. Our Board of Directors ("Board") is soliciting proxies for the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully. Your vote is very important.

We have elected to provide access to our proxy materials via the Internet. Accordingly, on or about June 16, 2016, we will mail a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") to our stockholders of record as of the close of business on June 10, 2016. On the date of mailing of the Notice of Internet Availability, all of the proxy materials will be made available free of charge on the website referred to in the Notice of Internet Availability. The Notice of Internet Availability will provide instructions on how you may view the proxy materials for the Annual Meeting on the Internet and how you may request a paper copy or email of such materials.

Please follow the instructions provided in the Notice of Internet Availability, or on the proxy card, if you plan to attend the Annual Meeting in person.

We will pay the costs of soliciting proxies from stockholders. We have engaged The Proxy Advisory Group, LLC to assist with the solicitation of proxies and provide proxy-related advice and informational support. Fees for these services, plus customary disbursements, are not expected to exceed $15,000. We may also compensate brokerage firms and other persons representing beneficial owners of shares for their customary fees and expenses in forwarding the voting materials to beneficial owners. Our directors, officers and regular employees may solicit proxies on our behalf, without additional compensation, personally or by telephone.

Our principal executive offices are located at 345 Encinal Street, Santa Cruz, California 95060. Our telephone numbers are (831) 426-5858 and (800) 544-4660. Our website is www.plantronics.com.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

Who Can Vote?

The Board set June 10, 2016 as the record date for the Annual Meeting. All stockholders of record who owned Plantronics common stock at the close of business on June 10, 2016 may attend and vote at the Annual Meeting or any adjournments thereof. Each stockholder is entitled to one vote for each share of common stock held on each of the matters to be voted. Stockholders may not cumulate their votes for the election of directors. At the close of business on June 10, 2016, there were 33,329,646 shares of our common stock outstanding.

How Many Votes Are Required to Conduct Business at the Annual Meeting?

The required quorum for the transaction of business at the Annual Meeting is the presence in person or by proxy of a majority of shares of common stock issued and outstanding on the record date. Shares voted "FOR," "AGAINST" or "ABSTAIN" with respect to any proposal as well as broker non-votes are treated as being present at the meeting for purposes of establishing a quorum.

How Are Abstentions and Broker Non-Votes Treated?

Shares voted "ABSTAIN" and "broker non-votes" are counted as present and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions are considered present in person or represented by proxy and entitled to vote, accordingly, for purposes of proposals requiring approval by a majority of the shares present in person or represented by proxy and entitled to vote, shares voted “ABSTAIN” will have the effect of a vote against the proposal. Under our bylaws, abstentions are not counted as a “vote cast” in the election of directors and therefore, they will have no effect on Proposal One. However, for purposes of Proposal Two, Approval of an Amendment to the 2002 Employee Stock Purchase Plan, approval is required under the listing rules of the New York Stock Exchange (“NYSE”) and, pursuant to the NYSE listing rules, abstentions are counted as a vote against the proposal. Broker non-votes are not considered votes cast for purposes of determining the outcome of a proposal requiring the approval of a majority of the votes cast, so they will not affect the outcome of the vote, assuming a quorum is obtained. Broker non-votes are also not included in the tabulation of the voting results on proposals requiring the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposals and, therefore, will not affect the outcome of the vote on such proposals, assuming a quorum is obtained. A broker non-vote occurs when a nominee holding shares for a beneficial owner is not permitted to vote on a particular proposal because such proposal is deemed non-routine, meaning the nominee does not have discretionary voting power with respect to that item, and the nominee has not received instructions from the beneficial owner. Proposal Three is the only routine matter for which nominees will have discretionary voting power.

How Many Votes Are Required to Pass a Proposal?

For Proposal One, Election of Directors, directors will be elected by a vote of a majority of the votes cast with respect to each nominee. In this context, a majority of the votes cast means that the number of votes "FOR" a nominee must exceed the number of votes cast "AGAINST" the nominee. For Proposal Two, Approval of an Amendment to the 2002 Employee Stock Purchase Plan, approval by a majority of votes cast is required for approval. In this context, votes "FOR" the amendment must exceed votes "AGAINST" and "ABSTAIN" votes. For Proposal Three, the Ratification of Appointment of Independent Registered Public Accounting Firm, and non-binding Proposal Four, Advisory Vote to Approve Named Executive Officer Compensation, approval by a majority of votes present in person or represented by proxy and entitled to vote is required. The vote on Proposal Four, is advisory and, therefore, not binding on us, the Board or the Compensation Committee of the Board ("Compensation Committee"). The Board and the Compensation Committee value the opinions of our stockholders and will take the vote of stockholders on Proposal Four into account in their evaluation of the design and philosophy of our executive compensation program in the future.

How Does the Board Recommend I Vote on each of the Proposals?

The Board recommends that you vote:

•	FOR each of the nominees for the Board listed in this Proxy Statement.

•	FOR approval of the amendment to the 2002 Employee Stock Purchase Plan increasing the number of shares of common stock issuable thereunder by 300,000.

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Plantronics for fiscal year 2017.

•	FOR the approval, on an advisory basis, of the compensation of the Plantronics' named executive officers.

What Is the Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner?

Set forth below are certain distinctions between stockholders of record and those whose shares are owned beneficially or in "street name":

Stockholder of Record If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice of Internet Availability is being sent directly to you by us. As the stockholder of record, you may grant your voting proxy directly to the proxyholders nominated by the Board and named in the proxy card distributed or made available to you concurrently with this Proxy Statement (the "Proxyholders") or you may vote in person at the Annual Meeting.

Beneficial Owner Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and the Notice of Internet Availability is being forwarded to you by your broker, bank or nominee. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote on matters at the Annual Meeting and are also invited to attend the Annual Meeting; however, you may not cast a vote at the Annual Meeting without signed authorization from your broker, bank or nominee in the form of a legal proxy. Your broker, bank or nominee should have enclosed with the Notice of Internet Availability, or otherwise provided to you, a voting instruction card for your use in directing your broker, bank or nominee how to vote your shares.

How Can I Vote?

Stockholder of Record Registered stockholders may vote in person at the Annual Meeting or by one of the following methods:

•	You may vote over the Internet by timely following the instructions at www.proxyvote.com or on the Notice of Internet Availability.

•	You may vote by telephone by calling 1-800-690-6903.

•
You may request a proxy card from us and cast your vote by completing, signing and dating the card where indicated and by thereafter timely mailing or otherwise returning the card in the enclosed prepaid, pre-addressed envelope.

Please note that the Internet and telephone voting facilities for registered stockholders will close at 11:59 PM Eastern Daylight Time on August 3, 2016. If you are voting by paper proxy card, it must be mailed in time to be received by August 3, 2016 to ensure your vote is cast at the Annual Meeting.

Beneficial Owner If your shares are held by a broker, bank or other nominee, you must timely follow the instructions you receive from your broker, bank or other nominee to ensure your vote is cast. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must request signed authorization in the form of a legal proxy from your bank, broker or other nominee. To vote your shares in person at the Annual Meeting, you must present that legal proxy and satisfactory proof of identification to the Secretary.

Subject to instructions provided by your broker, bank or other nominee, as a beneficial owner you may typically vote by one of the following methods:

By Mail - If you requested printed copies of the proxy materials be mailed to you, you may vote by completing, signing, dating and timely returning your voting instruction card in the enclosed prepaid, pre-addressed envelope;

By Methods Listed on the Voting Instruction Card - Please refer to your voting instruction card, or other information provided by your bank, broker or other nominee, to determine whether you may vote by telephone or via the Internet, and timely follow such instructions; or

In Person With a Legal Proxy from the Record Holder - You will need to obtain signed authorization in the form of a legal proxy from your bank, broker or other nominee to cast your vote in person at the Annual Meeting. Please consult the voting instruction card provided by your bank, broker or other nominee to determine how to timely obtain a legal proxy.

All shares entitled to vote and which are represented by properly and timely completed proxies submitted via mail, telephone or the Internet, before the Annual Meeting and not revoked, will be voted at the Annual Meeting, as instructed. If you are a stockholder of record and timely submit a properly signed proxy by mail, telephone or the Internet, but do not indicate how your shares should be voted on a matter, the shares represented by your returned proxy will be voted as the Board recommends.

How Can I Vote My Shares in Person at the Annual Meeting?

Stockholder of Record Shares you hold directly as a stockholder of record may be voted in person at the Annual Meeting. Submitting your vote via the Internet or telephone, or by returning a completed proxy card does not affect your right to vote in person at the Annual Meeting.

Beneficial Owner If you hold shares in "street name" they may be voted in person only if you timely obtain signed authorization in the form of a legal proxy from the stockholder of record giving you the right to vote the shares. Submitting your vote via the Internet or telephone, or by returning a completed proxy card does not affect your right to vote in person at the Annual Meeting, provided that you have a proper legal proxy from the stockholder of record giving you a right to vote the shares.

If you choose to vote in person at the Annual Meeting either as a stockholder of record or as a holder in "street name," please bring satisfactory proof of identification to the Secretary on the day of the Annual Meeting.

EVEN IF YOU CURRENTLY PLAN TO ATTEND AND VOTE AT THE ANNUAL MEETING, WE RECOMMEND YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED ABOVE SO THAT YOUR SHARES WILL BE VOTED ACCORDING TO YOUR INSTRUCTIONS IF YOU LATER DECIDE NOT TO ATTEND.

What Happens if Additional Proposals are Presented at the Annual Meeting?

Except for the proposals described in this Proxy Statement, we do not expect any other matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as Proxyholders will have the discretion to vote your shares on additional matters, if any, properly presented for a vote at the Annual Meeting. Under our bylaws, the deadline has passed for notifying us of additional proposals to be presented at the Annual Meeting, therefore stockholders may not present proposals at the Annual Meeting.

Can I Change My Vote?

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may change your vote by (i) executing a new proxy bearing a later date (which automatically revokes the earlier proxy) and delivering it to the Secretary at our principal executive office located at 345 Encinal Street, Santa Cruz, California 95060 at or prior to the vote at the Annual Meeting; (ii) voting again on a later date via the Internet or by telephone (however, only your latest proxy timely submitted prior to the Annual Meeting will be counted); (iii) advising the Secretary that you revoke your proxy by providing notice at our principal executive office at the address stated above, in writing before the vote at the Annual Meeting; or (iv) attending the Annual Meeting and voting in person. For shares you hold beneficially, you may change your vote by timely submitting new voting instructions to your broker, bank or other nominee. Attendance at the Annual Meeting, without casting a vote, will not cause your previously granted proxy to be revoked.

What Happens if I Do Not Cast a Vote?

If you hold your shares in "street name" and you do not instruct your broker, bank or other nominee how to vote in the election of directors (Proposal One), no votes will be cast on your behalf. Your broker, bank or other nominee is also unable to vote your shares without your instruction, on the proposal to amend the 2002 Employee Stock Purchase Plan (Proposal Two) and the advisory vote to approve the compensation of our named executive officers (Proposal Four). Your broker will, however, have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm for fiscal year 2017 (Proposal Three). If you are a stockholder of record and fail to timely return your proxy or vote at the Annual Meeting, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. If you are a stockholder of record and you return, in a timely manner, a properly executed proxy without indicating how you wish to vote, your shares will be voted in accordance with the Board’s recommendation.

How Can I Contact Plantronics to Request Materials or Information Referred to in these Questions and Answers?

You may contact us:

•	By mail addressed to:
Plantronics, Inc.
345 Encinal Street
Santa Cruz, California 95060
Attn: Investor Relations

•	By calling (831) 426-5858 and asking for Investor Relations

•	By leaving a message on the Investor Relations portal of our website at: www.plantronics.com

We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by using electronic delivery of our stockholder communications materials. If you have questions about electronic delivery, please call our Investor Relations office at the number set forth above. To sign up for electronic delivery:

Stockholder of Record If you are a stockholder of record (you hold Plantronics shares in your own name through our transfer agent, Computershare Trust Company, N.A., or you have stock certificates), visit www.proxyvote.com to enroll.

Beneficial Owner If you are a beneficial owner (your shares are held by a broker, bank or other nominee), visit www.proxyvote.com to learn more about your electronic delivery options and enroll.

What is "Householding"?

We generally send a single Notice of Internet Availability and other stockholder communications to households at which two or more stockholders reside unless we receive contrary instructions. This process is called "householding." If your Notice of Internet Availability is being householded and you wish to receive separate copies, or, if you are receiving multiple copies and would like to receive a single copy, contact our Investor Relations office by mail, telephone or the Internet, as described above. If you would like to opt out of this practice for future mailings, please contact us at Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations, or by phone at 831-426-58583 and ask for Investor Relations.

What is the Deadline for Receipt of Stockholder Proposals for the 2017 Annual Meeting of Stockholders?

You may present proposals for action at a future stockholder meeting only if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission ("SEC") and our bylaws. For a stockholder proposal to be included in our Proxy Statement and form of Proxy for our 2017 Annual Meeting of Stockholders ("2017 Annual Meeting") under rules set forth in the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), we must receive the proposal not later than February 16, 2017.

Stockholders wishing to present business at an annual meeting may do so by filing with the Secretary a "Business Solicitation Statement," containing, among other things, certain information about the business the stockholder intends to bring before the annual meeting and the stockholder proposing such business. Stockholders wishing to nominate a director for election to the Board may do so by filing with the Secretary a "Nominee Solicitation Statement" containing, among other things, certain information about the nominee and the stockholder nominating such nominee.

The Business Solicitation Statement or the Nominee Solicitation Statement, as applicable, must be filed with our Secretary not later than the close of business on the 60th day (June 5, 2017) nor earlier than the close of business on the 90th day (May 6, 2017) prior to the one-year anniversary of the preceding year's annual meeting of stockholders. In the event that no annual meeting was held in the previous year, or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year's annual meeting, then, for notice by the stockholder to be timely, it must be received by the Secretary not later than the 10th day following the day on which a public announcement (as described in the bylaws) of the date of such meeting is first made by us. The deadlines for this year's Annual Meeting have passed, but for purposes of the 2017 Annual Meeting, or any subsequent annual meeting, please follow these instructions.

Our bylaws contain additional details about requirements for the Business Solicitation Statement and the Nominee Solicitation Statement as well as certain procedural requirements for the proposal of business and the nomination of directors. You should also review our Corporate Governance Guidelines and our Director Candidates Nomination Policy which contain additional information about the nomination of directors. Our bylaws, Corporate Governance Guidelines and Director Candidates Nomination Policy are available on the Corporate Governance portal of our website at http://investor.plantronics.com/govdocs.

What is the Date of Our Fiscal Year End?

This Proxy Statement provides information about matters to be voted on at the Annual Meeting and related matters. Some of the information is stated as of the end of our fiscal year 2016 and some information is provided as of a more current date. Our fiscal years end on the Saturday closest to March 31. Our fiscal year 2016 ended on April 2, 2016. For purposes of consistent presentation, we have indicated in this Proxy Statement that each fiscal year ended "March 31" of the given year, even though the actual fiscal year end may have been on a different calendar date.

CORPORATE GOVERNANCE

Strong corporate governance is an integral part of our core values. Our corporate governance policies and procedures are available on the Corporate Governance portal of the Investor Relations section of our website at http://investor.plantronics.com/govdocs. The Corporate Governance portal includes the Corporate Governance Guidelines, Access to Board of Directors Policy, Director Candidates Nomination Policy, Bylaws, Board Committee Charters, Code of Conduct and the link to Report Accounting Issues for reporting issues regarding accounting, internal accounting controls, audition and other business conduct. These policies are also available in print to any stockholder by making a written request addressed to Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations.

Code of Conduct

We have a Code of Conduct (the "Code") which applies to all employees, our executive officers, and directors. Any modification of the Code or waiver of any provision of the Code for a director or executive officer must be approved in writing by the Board. If required under applicable law, modifications and waivers will be promptly disclosed to our stockholders by posting on our website. For further information see the Corporate Governance portal of our website at http://investor.plantronics.com/govdocs.

Ethics Hotline Policy

Our Audit Committee has established an ethics hotline and website available to all employees, stockholders, and the general public for the anonymous submission of suspected legal, ethical or other violations including but not limited to accounting, internal controls, auditing matters and other business conduct at Plantronics. For further information see the Code or Report Accounting Issues link on the Corporate Governance portal of our website at http://investor.plantronics.com/govdocs.

Directors and Committee Members

The names of, and certain information about, the members of our Board and its committees as of June 10, 2016 are:

Name of Nominee	Age	Director Since	Board	Audit	Compensation	Nominating and Corporate Governance	Strategy	Mergers and Acquisitions
Marv Tseu	68	1999	Chair	Member	Member	Chair	Member
Ken Kannappan	56	1999	Member
Brian Dexheimer	53	2008	Member	Member			Member	Member
Robert Hagerty	64	2011	Member			Member	Chair	Chair
Gregg Hammann	53	2005	Member	Member	Chair
John Hart	70	2006	Member		Member	Member	Member
Maria Martinez	58	2015	Member			Member	Member
Marshall Mohr	60	2005	Member	Chair				Member

Director Independence

The Board has determined that, except for Ken Kannappan, each of the current directors is independent under the rules of the NYSE. In determining director independence, not only were relationships between each director and Plantronics considered, but also relationships between Plantronics and organizations with which each director and certain people related to each director are affiliated. After review of relevant facts and circumstances, the Board determined that Mr. Kannappan is not independent as a consequence of his role as Plantronics' President and Chief Executive Officer.

The Board furthermore evaluated the relationship between director Maria Martinez and her position as an executive officer of salesforce.com, Inc. ("Salesforce"), a significant service provider to Plantronics. After review, it was determined that Plantronics had entered into agreements with Salesforce for certain Salesforce commercially available services. It was also determined that each of these transactions were negotiated at arm's length without input or assistance from Ms. Martinez and she did not benefit directly or indirectly from the transactions other than as an employee of Salesforce generally. Based on the foregoing determinations, the Board decided the relationships between Plantronics, Ms. Martinez and Salesforce had not and were unlikely in the future to impair her ability to exercise independent judgment.

Finally, the Board determined that none of the remaining directors have a material relationship with Plantronics (directly or indirectly through applicable relatives as a partner, stockholder, or officer of an organization that has a relationship with us), other than as a director of Plantronics, and that each is free from any relationship that would impair his ability to exercise independent judgment. Mr. Tseu is the Chair of the Board and presides at executive sessions of the independent directors.

Board Leadership Structure

Our Corporate Governance Guidelines requires that the roles of Chair of the Board and the Chief Executive Officer ("CEO") be separate. The Chair of the Board is, at all times, selected from our non-employee directors. Marv Tseu currently serves as the Chair of the Board. He, in consultation with the CEO and other directors, sets the agenda for Board meetings and chairs all regular meetings of non-management directors. The Board has determined that this structure of corporate governance is appropriate for our company at this time and believes it is considered a good governance practice by our stockholders. This structure allows the CEO to focus on the overall strategy and execution of our business and the Board to focus on Plantronics' governance, including management of the Board agenda, making major strategic decisions, assessing the performance of the CEO and management, and overseeing our strategy and execution. However, no single leadership model is right for all companies or at all times. The Board recognizes that, depending on the circumstances, other leadership models might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

A key responsibility of the Board is ensuring that an effective process is in place to provide continuity of leadership over time at all levels within the Company. Annually, the Board conducts a review on succession planning. During this review, the Board may discuss a variety of issues, including future candidates for senior leadership positions, succession timing for those positions, and development plans for candidates believed to have the highest potential. The Board or any of the directors may identify, evaluate or nominate potential successors to the CEO and may similarly do so for other senior leadership positions. This process promotes continuity of leadership over the long term, and it forms the basis on which we make ongoing leadership assignments. It is a key success factor in managing our long-term planning for the executive leadership of our business.

Board Meetings and Committees

The Board held six regular meetings during fiscal year 2016. The directors met four times in executive session without Mr. Kannappan present. During each member's tenure on the Board during the last fiscal year, each director attended at least 75% of the meetings of the Board and at least 75% of the aggregate number of Board and applicable Committee meetings.

The Board has four standing committees, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategy Committee, each of which is described below. See the table in the section "Directors and Committee Members" above for a listing, as of the end of fiscal year 2016, of the members and chairs of each of these committees. Each of the four standing committees has adopted a written charter that is available on the Corporate Governance portal of our website at http://investor.plantronics.com/govdocs. This information is also available in print to any stockholder who makes a request to Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations.

The Board also has an informal Mergers & Acquisitions Committee ("M&A Committee") to advise management during the early stages of merger, acquisition and divestiture activity. The M&A Committee has authority to approve management actions with regard to any potential merger, acquisition or divestiture transaction that involves less than $5 million of consideration. Any merger, acquisition or divestiture transaction involving the transfer of consideration of $5 million or greater is reviewed by the Board and is subject to its approval, in addition to any input from the M&A Committee and Strategy Committee, prior to completion.

Audit Committee

The Audit Committee held ten meetings during fiscal year 2016. This Committee is responsible for overseeing actions taken by our financial reporting staff, internal control processes, risk assessment and management relating to financial and internal control issues, and for hiring and supervising our independent registered public accounting firm, among other matters. The Board has determined that each member of the Audit Committee does, and did at all times during their respective tenures on the Audit Committee in fiscal year 2016, meet the requirements of independence for audit committee members as defined by the NYSE listing standards as well as Rule 10A-3(b) of the Securities Exchange Act, as amended, and that directors Mohr, Hammann and Tseu are each audit committee financial experts as defined by the SEC. A report of the Audit Committee is attached to this Proxy Statement as Appendix A.

Compensation Committee

The Compensation Committee held seven meetings during fiscal year 2016. The Board has determined that each member of the Compensation Committee does, and did at all times during their respective tenures on the Compensation Committee in fiscal year 2016, meet the requirements for independence of compensation committee members as defined by the NYSE listing standards and each member of the Compensation Committee was also a non-employee director as defined under Rule 16b-3 of the Securities Exchange Act and an outside director as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee has overall responsibility for: evaluating and recommending for approval by the Board, as necessary, our various compensation plans, policies and programs; determining and approving salaries, incentives and other forms of compensation for directors, executive officers (including our CEO) and certain other highly compensated employees; administering various incentive compensation and benefit plans; and risk management in the design and implementation of our compensation plans. The Compensation Committee may form and delegate subcommittees when appropriate. A report of the Compensation Committee is attached to this Proxy Statement as Appendix B. See also, the section entitled "Executive Compensation" for additional information regarding our compensation policies and practices.

The Compensation Committee has delegated the authority, within guidelines established by the Compensation Committee and as set forth in our 2003 Stock Plan, as amended, to the RSA (restricted stock awards) Committee and the Management Equity Committee to make equity grants to employees who are not senior executive officers. The RSA Committee, composed of our CEO so long as he is a member of our Board, has the authority to grant restricted stock awards. Each member of our Management Equity Committee, which consists of our CEO, our Senior Vice President and Chief Financial Officer, our Senior Vice President of Human Resources and our Vice President of Legal, has the authority to grant restricted stock unit awards and stock options.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held two meetings during fiscal year 2016. The Board has determined that each member of the Nominating and Corporate Governance Committee does, and did at all times during their respective tenures on the Nominating and Corporate Governance Committee in fiscal year 2016, meet the requirements for independence as defined by NYSE listing standards. The Nominating and Corporate Governance Committee is responsible for identifying and interviewing potential additions or replacement members of the Board and assists the Board to evaluate governance risks and in determining the appropriate governance guidelines for us, the Board and management.

Identification of Director Candidates; Stockholder Nominations and Recommendations; and Director Qualifications

Generally, it is the policy of the Nominating and Corporate Governance Committee to review the qualifications of and consider any director candidates who have been properly recommended or nominated by a stockholder on the same basis as candidates identified by management, individual members of the Board or, if the Nominating and Corporate Governance Committee determines, a search firm hired to identify candidates. When evaluating a candidate, the Nominating and Corporate Governance Committee evaluates the current composition and size of the Board, the candidate's qualifications, the needs of the Board and its respective committees, and such other factors it may consider appropriate; however, the Nominating and Corporate Governance Committee has not established any specific minimum qualifications that must be met by or specific qualities or skills that are necessary for one or more members of the Board to possess.

The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of professional experience, skills, backgrounds, gender, race, national origin and ethnicity such that each director brings a different viewpoint and different skills to the Board. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the directors represent diverse viewpoints and demographics. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate's credentials in the context of these standards.

Stockholders wishing to nominate persons for election to the Board can do so by timely filing a Nominee Solicitation Statement with our Secretary which, in accordance with our Director Candidates Nomination Policy and our bylaws, contains, among other things, certain information concerning the nominee and the stockholder nominating such nominee as set forth in our bylaws and otherwise complying with the bylaws. The Nominee Solicitation Statement must be delivered to or mailed and received at our principal offices located at 345 Encinal Street, Santa Cruz, CA 95060, Attn: Secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting of stockholders. In the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year's annual meeting, then, for notice by the stockholder to be timely, it must be received by our Secretary not later than the 10th day following the day on which we first publicly announce (as described in the bylaws) the date of such annual meeting. Additional information regarding our policies with respect to director nominations can be found in our bylaws, our Corporate Governance Guidelines and our Director Candidates Nomination Policy, all of which are posted on the Corporate Governance portal in the About section of our website at http://investor.plantronics.com/govdocs.

Director Change in Primary Job Policy

The Board reviews the appropriateness of the continued service of directors who change their primary employment subsequent to their appointment or most recent election to the Board. If a director changes his or her primary job during his or her term of office, such director must submit a letter to the Board that (i) describes the circumstances surrounding the change; and (ii) contains an offer to resign from the Board. The Board then evaluates the circumstances surrounding the change and determines if the change will adversely affect the director's ability to perform his or her duties as a member of the Board. If so, the Board will accept the director's resignation.

Director Commitments

Each director must ensure other existing and anticipated future commitments do not materially interfere with her or his service to the Company. In any event, no director shall serve on the boards of more than four additional public companies. This limitation does not apply to anyone who was a director on or before June 1, 2007. Directors should advise the Nominating and Corporate Governance Committee of any invitations to join a board of any other public company prior to accepting another directorship. With respect to Audit Committee members, no member may concurrently serve on the audit committee of more than three public companies, unless our Board determines such simultaneous service and related time commitments will not impair her or his ability to effectively serve on the Audit Committee, he or she takes steps to address any related issues and we disclose that determination in our proxy statement.

Director Evaluations

Pursuant to the charter of the Nominating and Corporate Governance Committee, it oversees the self-evaluation of the Board. Each of the committees also undertakes periodic self-evaluations. In fiscal year 2016, the Company engaged outside counsel to conduct interviews with each director regarding, among other things, Board membership, structure, performance and areas for improvement. Following the interviews, the results were discussed with the Chair of the Board and presented to the full Board.

Strategy Committee

The Strategy Committee held four meetings during fiscal year 2016. Each member of the Strategy Committee does, and did at all times during their respective tenures on the Strategy Committee in fiscal year 2016, meet the requirements for independence as defined by NYSE listing standards. Under the direction and in support of the Board or management, the Strategy Committee periodically meets with management to: review and evaluate targeted areas of business development and implementation of our corporate strategy; review and assess material transactions and investments designed to implement our corporate strategy; and recommend areas of improvement and provide feedback to management.

Board Role in Risk Oversight

Our Board oversees an enterprise-wide approach to risk management which is designed to support the achievement of long-term organizational performance and enhance stockholder value. Fundamentals of our risk management include understanding the risks we face, management's processes for managing the risks and determining our appropriate level of risk tolerance. Our management is responsible for day-to-day business risk management, including disaster and crisis management, business and financial risk, strategic risk, legal risk, corporate governance risk and compliance risk. The Board, as a whole and through its committees, has the ultimate oversight responsibility for the risk management process.

Each of the Board committees focuses on particular aspects of risk management. The Audit Committee regularly discusses and evaluates policies concerning risk assessment and management, including our major financial, compliance and operational risks and steps management takes to monitor and control such risks. The Audit Committee also oversees our independent registered public accounting firm and our annual audit, including reviewing our key financial risk areas with our independent auditors.

In its design of our overall compensation policies, programs and philosophy, the Compensation Committee assists the Board to manage incentives for short and long-term performance. As part of its evaluation and design of employee compensation programs, the Compensation Committee assesses and seeks to avoid or mitigate incentives that it reasonably believes have the potential to encourage employees to take imprudent risks to achieve financial or other business objectives.

The Nominating and Corporate Governance Committee assists the Board to fulfill its oversight responsibilities concerning risks associated with corporate governance and Board organization, membership, structure, and succession planning for directors. This Committee reviews our corporate governance structures and recommends compliance and corporate governance principles and practices to the Board.

The Strategy Committee examines our business strategy and provides guidance on balancing risks and potential rewards of our strategic choices.

Access to Board of Directors Policy

Our Access to Board of Directors Policy outlines methods by which stockholders or any interested party may contact the Board, any member of our Board, including the Chair of the Board who presides at executive sessions of the non-employee directors as a group. For further information see the Corporate Governance portal of our website at http://investor.plantronics.com/govdocs.

Directors' Attendance at Annual Meetings

We recognize attendance by our directors at annual stockholder meetings can provide investors with an opportunity to communicate with directors about issues affecting us. Although we have not adopted a formal policy, we encourage all our directors to attend our annual meetings. If a director cannot attend in person, we encourage directors to attend telephonically. Six directors then in office and nominated for re-election attended the 2015 Annual Meeting of Stockholders, all telephonically.

Director Education

Our Corporate Governance Guidelines provide that our directors participate in continuing education programs on an "as needed" basis. The Board has a practice of receiving regular updates on corporate governance at Board meetings.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees

Eight directors have been nominated for election to the Board at the Annual Meeting. The nominees are Marv Tseu, Ken Kannappan, Brian Dexheimer, Robert Hagerty, Gregg Hammann, John Hart, Maria Martinez and Marshall Mohr. Ms. Martinez is standing for election for the first time since her appointment to the Board in September 2015 and was nominated and recommended by the Board, including all members of the Nominating and Corporate Governance Committee, for election by stockholders at the Annual Meeting. All other nominees listed below are standing for re-election. Unless otherwise instructed, the Proxyholders will vote the proxies they hold for each nominee. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board to fill such vacancy. We are not aware of any nominee who will be unable or will decline to serve as a director and all nominees have consented to act as a director. The term of office for each person elected will continue until the next annual meeting or until a successor has been elected and qualified.

Vote Required

Each nominee will be elected by the vote of the majority of the votes cast with respect to the nominee if a quorum is present. In this context, a majority of the votes cast means the number of shares voted "FOR" a nominee must exceed the number of votes cast "AGAINST" such nominee.

In accordance with our Corporate Governance Guidelines with respect to majority voting in director elections, as a condition to nomination each director has submitted a contingent resignation of her or his membership on the Board in writing to the Chair of the Nominating and Corporate Governance Committee. The Board may elect to accept the resignation if a director fails to receive a majority of the votes cast with respect to her or his re-election at the Annual Meeting. If a director nominee fails to receive the requisite vote under the bylaws, the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the Annual Meeting election results.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.

Business Experience of Directors/Nominees

Mr. Tseu has been a member of the Board since 1999 and serves as Chair of the Board and Presiding Director of executive sessions. Mr. Tseu has served as a managing partner since 2008 of Waypoint Strategies, a firm which advises companies’ boards, CEOs and management on alignment of roles, responsibilities and actions to improve corporate performance. In April 2014, Mr. Tseu became Chief Operating Officer of Future Ads, LLC, a digital media company. After the merger of Future Ads with Kitara Media Corp., another digital media company, to form Propel Media, Inc., in January 2015, Mr. Tseu was named CEO and appointed to the board of directors of Propel Media. Previously, from June 2009 to September 2013, Mr. Tseu served as Chief Operating Officer of Exponential Interactive, Inc., a leading global provider of advertising intelligence and digital media solutions to brand advertisers and he has worked in a variety of senior executive sales, marketing and management roles.

From May 2006 to November 2007, Mr. Tseu served as Chief Executive Officer and Director of Axesstel, Inc., a designer and developer of fixed wireless voice and broadband data products. From October 2002 to March 2006, Mr. Tseu served as the Chief Executive Officer and was a founder of Active Reasoning, Inc., a private company that produced resource management software to help enterprises manage their IT operations, which was acquired by Oracle Corporation in 2007. From 2000 to 2002, Mr. Tseu served as a consulting venture partner with ComVentures, LLP, a venture capital firm focusing on communications companies. From February 2001 to July 2001, Mr. Tseu was Chief Executive Officer of Method Networks, Inc., an Internet technology company helping enterprises automate the management of their Internet networks. From October 1999 to October 2000, Mr. Tseu served as President and Chief Executive Officer and was a co-founder of SiteSmith, Inc., a provider of outsourced Internet site operations. From August 1998 to July 1999, Mr. Tseu served as President of Structured Internetworks, Inc., a company engaged in the design and marketing of bandwidth allocation products. Mr. Tseu has a Bachelor of Arts degree in Economics from Stanford University.

Overall, Mr. Tseu has more than 30 years of professional experience founding, developing and leading networking and communication companies. His demonstrated record of leadership capability and extensive knowledge of complex financial, managerial and operational issues facing a broad variety of companies provide valuable insight and guidance to the entire Board and the executive management team. Moreover, Mr. Tseu has been a member of the Board since 1999 and thus has the benefit of historical experience relating to Plantronics and the headset industry as a whole.

Mr. Kannappan joined Plantronics in 1995 as Vice President of Sales and was promoted to various positions prior to being named President and Chief Operating Officer in 1998.  In 1999, he was promoted to Chief Executive Officer and has been a member of our Board of Directors since that date.  Prior to joining Plantronics, Mr. Kannappan served as Senior Vice President of Investment Banking for Kidder, Peabody & Co. Incorporated. Mr. Kannappan currently serves as a member of the Board of Directors of Integrated Device Technology, Inc., a developer of system-level optimization solutions. Mr. Kannappan formerly served as a member of the Board of Directors at Mattson Technology, Inc., a supplier of advanced process equipment for the semiconductor industry, from 1998 until May 2016 when Mattson was acquired by a private equity firm. Mr. Kannappan also served two terms as Chair of the board at Mattson during his board service. Mr. Kannappan has a Bachelor of Arts degree in Economics from Yale University and a Master of Business Administration from Stanford University.

Mr. Kannappan's extensive experience as part of our management team and his in-depth knowledge of the headset industry as a whole make him uniquely qualified to serve as a member of the Board.

Mr. Dexheimer has been a member of the Board since 2008. During his more than 25 years at Seagate Technology, PLC, an industry leading company focused on core elements of data storage in the enterprise and consumer markets, until his retirement in July 2009, Mr. Dexheimer held a variety of sales, marketing and executive management roles including Chief Sales & Marketing Officer; Executive Vice President - Sales, Marketing and Customer Service; and Executive Vice President - Storage Businesses and Corporate Strategy, where he was primarily responsible for company strategy, road map and all go-to-market aspects of the company. In his most recent role prior to his retirement, Mr. Dexhiemer served as President - Consumer Solutions, where he was responsible for the development, manufacturing and go-to-market of Seagate’s branded direct attached and network attached consumer products and services. Mr. Dexheimer has a Bachelor of Business Administration degree in Marketing from the University of Portland, a Masters of Business Administration from Pepperdine University and Director Certification from UCLA.

Mr. Dexheimer has extensive experience in strategy, sales, marketing and general management relating to commercial and consumer products and services. In addition, he has substantial expertise in supply chain management. His deep knowledge of these areas brings valuable insight to our Board.

Mr. Hagerty has been a member of the Board since September 2011. He has served as CEO of iControl Networks, Inc., a software and services company for the broadband home management market, since September 2011. From 1998 to May 2010, Mr. Hagerty served as CEO, President and Chairman of Polycom, Inc., a provider of personal video systems, video and voice collaboration infrastructures and conference phones. Prior to joining Polycom, Mr. Hagerty served as President of Stylus Assets, Ltd., a developer of software and hardware products for fax, document management and Internet communications; held several key management positions with Logitech, Inc., including Operating Committee Member to the Office of the President, and Senior Vice President/General Manager of Logitech's retail division and worldwide operations; served as Vice President, High Performance Products for Conner Peripherals; and held key management positions at Signal Corporation and Digital Equipment Corporation. Mr. Hagerty is currently a director of Smart Technologies, Inc. He has served on several boards of directors in the past including Eye IO, LLC (a private Company), Palm, Modulus Video, Inc., and as Chairman of the Board of Polycom. Mr. Hagerty holds a Bachelor of Science degree in Operations Research and Industrial Engineering from the University of Massachusetts and a Master of Arts degree in Management from St. Mary's College of California.

Mr. Hagerty has more than 13 years of experience as a CEO of a public communications technology company and has served on the board of directors for several technology companies. Through his professional experience, Mr. Hagerty has demonstrated leadership capability and extensive knowledge of the communications technology industry. In particular, his deep understanding of the unified communications market is invaluable to a key market in our growth strategy.

Mr. Hammann has been a member of the Board since 2005. Since March 2015, he has served as Chief Operations Officer of Sedgwick Claims Management Services, Inc., a technology-enabled claims and productivity management solution provider. From August 2014 to March 2015, he served as Executive Vice President and Chief Strategy Officer of Sedgwick Claims Management Services, Inc. Since 2007 he has acted as Chief Executive Officer of Action Advisors, Inc., where he assists global companies in strategic planning, succession planning and improving operational results. Since 2007, he has served as President of Frantz Ventures, a real estate investment company. Previously, he was Chairman, President and Chief Executive Officer of Nautilus, Inc., a home fitness equipment manufacturer and held executive positions at Levi Strauss & Company, Coca-Cola Company, J.H. Whitney & Co., a private equity firm, and Power Plate North America, Inc., a manufacturer of technologically advanced exercise equipment. Mr. Hammann has also held management positions at Famous Footwear, The Rayovac Corporation, and Procter & Gamble Company. Mr. Hammann earned a BBA from the University of Iowa and has a Master of Business Administration from the University of Wisconsin.

Mr. Hammann brings extensive experience as a chief executive officer to our Board and over twenty years of marketing experience with world class brands such as Coca-Cola and Levi Strauss. His contribution to the Board is valuable to our growth as we seek to expand our brand on a global basis.

Mr. Hart has been a member of the Board since March 2006. From September 1990 to September 2000, he was Senior Vice President and Chief Technology Officer of 3Com Corporation where he was responsible for the overall strategic direction of the company during the 10 year period. Prior to 3Com, Mr. Hart was Vice President of Engineering at Vitalink Communications Corporation where he led the group that invented, patented and shipped the industry’s first Ethernet switching products. Mr. Hart holds a Bachelor of Science in Mathematics from the University of Georgia.

Mr. Hart's experience determining the strategic direction for large technology companies is valuable to the Board because he can provide experienced and detailed advice to management on business and technological strategies.

Ms. Martinez has been a member of the Board since September 2015. Since February 2013, she has served as President, Sales and Customer Success at salesforce.com, Inc., a leading provider of cloud computing solutions with a focus on customer relationship management. Previously at Salesforce, Ms. Martinez served as Executive Vice President & Chief Growth Officer from February 2012 to February 2013 and as Executive Vice President, Customers for Life from February 2010 to February 2012. Prior to February 2010, Ms. Martinez served in various senior leadership roles at Microsoft Corporation, Motorola, Inc., and AT&T/Bell Laboratories. Ms. Martinez received a B.S. in Electrical Engineering from the University of Puerto Rico and a M.S. in Computer Engineering from The Ohio State University.

Ms. Martinez has more than 30 years of professional experience in business and technology leadership roles. Her extensive experience at high technology corporations, and in depth knowledge of sales and providing support and services to promote customer success, bring invaluable insight to the Board and the Company’s executive management team and adds to the diversity of the Board in both perspective and demographics.

Mr. Mohr has been a member of the Board since 2005. Since March 2006, he has been Senior Vice President and Chief Financial Officer of Intuitive Surgical, Inc., a provider of surgical robotics. From 2003 to 2006, Mr. Mohr was Vice President and Chief Financial Officer of Adaptec, Inc., a computer hardware company. Prior to joining Adaptec, Mr. Mohr was an audit partner with PricewaterhouseCoopers LLP where he served in a variety of roles, concluding as the managing partner of the firm’s West Region Technology Industry Group, and led its Silicon Valley accounting and audit advisory practice. Mr. Mohr has been a member of the Board of Directors of Pacific Biosciences of California, Inc., a developer of integrated platforms for high resolution genetic analysis, since January 2012, and serves on its Audit and Compensation Committees. Mr. Mohr was a member of the Board of Directors and served as Chairman of the Audit Committee of Atheros Communications, Inc., a developer of semiconductor system solutions for wireless communications products, from November 2003 to May 2011 when Atheros was sold to QUALCOMM, Incorporated. Mr. Mohr received his Bachelor of Business Administration in Accounting and Finance from Western Michigan University.

Mr. Mohr's experience in financial and accounting matters is important to the Board's duty to oversee our financial reporting and to manage our relationship with our independent auditors.

COMPENSATION OF DIRECTORS

Under our Outside Director Compensation Policy in effect in fiscal year 2016, each non-employee director and each chair and member of the Audit, Compensation, Nominating and Corporate Governance and Strategy committees received quarterly retainer fees in the amounts indicated in the table below during their respective tenures.

All cash compensation paid to the Chair of the Board and the chair of each applicable committee were in lieu of, and not in addition to, the amounts paid to the members of the Board and respective committees.

Fiscal Year 2016 Quarterly Retainer Fee
Board of Directors
Chair	$22,500
Member	12,500
Audit Committee
Chair	7,500
Member	3,750
Compensation Committee
Chair	5,000
Member	2,500
Nominating and Corporate Governance Committee
Chair	3,000
Member	1,500
Strategy Committee
Chair	3,750
Member	1,875
M&A Committee
Chair	—
Member	—

No attendance fees were paid to directors for meetings of the Board or any of the committees in fiscal year 2016. Directors were, however, entitled to reimbursement of expenses incurred in connection with attendance at Board and committee meetings.

Also under our Outside Director Compensation Policy in effect in fiscal year 2016, each non-employee director who continues to serve as a director following each annual stockholders meeting receives a non-discretionary equity award in the form of restricted stock for shares of our common stock having a fair market value of $150,000. Directors elected or appointed to the Board between annual stockholders meetings are entitled to receive all or a portion of the $150,000 non-discretionary equity award depending upon the number of quarters remaining until the next annual stockholders meeting. The number of shares actually awarded is based on the closing price of our common stock as reported on the NYSE on the date of grant.

Accordingly, on July 30, 2015, each non-employee director other than Ms. Martinez received 2,605 shares of restricted stock based on the per share closing price of our common stock on that date of $57.56. Ms. Martinez was appointed to the Board on September 21, 2015. Because she was expected to serve in each of the four quarters prior to the Annual Meeting, under our Outside Director Compensation Policy Ms. Martinez was entitled to 100% of the annual non-discretionary equity award of restricted stock having a fair market value of $150,000. As such, Ms. Martinez was awarded 2,874 shares of our common stock in the form of restricted stock based on the per share closing price of our common stock on September 21, 2015 of $52.19.

Each award fully vests on the first anniversary of the date of award provided the director remains a director continuously through the anniversary date. The actual grant date fair values of shares awarded to each non-employee director are set forth in the "Non-Employee Director Compensation Fiscal Year 2016" table set forth below.

Mr. Kannappan is an employee of Plantronics and, as such, is not eligible to receive compensation as a director, including the automatic, non-discretionary equity grants awarded to non-employee directors.

The following table summarizes the compensation paid to our directors, other than Mr. Kannappan (whose compensation is disclosed in the section entitled "Summary Compensation Table" below), for the fiscal year ended March 31, 2016:

NON-EMPLOYEE DIRECTOR COMPENSATION FISCAL YEAR 2016

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	All Other Compensation (3)	Total
Marv Tseu	$134,500	$149,944	$2,644	$287,088
Brian Dexheimer	72,500	149,944	2,644	225,088
Robert Hagerty	71,000	149,944	2,569	223,513
Gregg Hammann	85,000	149,944	2,644	237,588
John Hart	73,500	149,944	2,644	226,088
Maria Martinez(4)	31,750	149,994	862	182,606
Marshall Mohr	80,000	149,944	2,644	232,588

(1)
Stock award amounts reported are the aggregate grant date fair value of stock-related awards in fiscal year 2016 computed in accordance with FASB ASC Topic 718. Refer to Note 2 – Significant Accounting Policies, Stock-Based Compensation Expense and Note 10 – Stock Plans and Stock-Based Compensation to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal year 2016 as filed with the SEC on May 16, 2016, for the assumptions used to value such awards. The amounts shown exclude the impact of estimated forfeitures.

(2)	The aggregate number of stock award shares outstanding at March 31, 2016 were 3,900 for each of Messrs. Tseu, Dexheimer, Hammann, Hagerty, Hart, and Mohr and 2,874 for Ms. Martinez.

(3)	Consists of dividends paid on unvested restricted stock awards.

(4)
Ms. Martinez was appointed to the Board on September 21, 2015. The cash compensation reported is for the portion of fiscal year 2016 from the date of her appointment through the end of fiscal year 2016 according to our Outside Director Compensation Policy.

Prior to the modification of the Outside Director Compensation Policy on June 19, 2014, each non-employee director was entitled to receive annual non-qualified stock options with a grant date Black-Scholes value of $50,000 immediately following each annual meeting of stockholders. At March 31, 2016, the aggregate number of stock options outstanding for each director based on previously granted stock options were: Mr. Tseu 11,531; Mr. Dexheimer 17,531; Mr. Hagerty 20,531; Mr. Hammann 11,906; Mr. Hart 11,531; and Mr. Mohr 17,531.

PROPOSAL TWO
APPROVAL OF AMENDMENT TO THE 2002 EMPLOYEE STOCK PURCHASE PLAN

General

Stockholders are being asked to approve an amendment to the 2002 Employee Stock Purchase Plan, as amended and restated ("ESPP"), described below. The ESPP was originally adopted by our Board in June 2002 and thereafter approved by our stockholders in July 2002. The ESPP has an indefinite term; continuing until terminated by the Administrator (defined below).

If approved by our stockholders at the Annual Meeting, the number of shares issuable under the ESPP will be increased by 300,000. When initially approved in 2002, 200,000 shares of our common stock were authorized for issuance under the ESPP. In subsequent affirmative votes of our stockholders, the aggregate number of authorized shares was incrementally increased to 2,700,000, of which 282,326 shares remain available for future purchases as of June 3, 2016. Based on the fair market value of our common stock of $45.31 on June 3, 2016, we project the ESPP will run out of shares in fiscal year 2018 if the number of authorized shares is not increased. Consequently, believing additional shares are required for future issuances under the ESPP, on May 19, 2016 the Board approved an increase of 300,000 shares under the ESPP, subject to stockholder approval. The requested 300,000 share increase represents less than 1% of our outstanding shares as of June 3, 2016.

The Board believes that the ESPP is an important component of our total employee benefit package and that it is in the best interest of Plantronics and our stockholders that our stockholders approve the proposed increase in the number of authorized shares available for purchase by employees under the ESPP. If our stockholders approve the increase, as of August 4, 2016 the total number of shares of our common stock available for future purchases under the ESPP will be 582,326.

In considering its recommendation to amend the ESPP to reserve an additional 300,000 shares for issuance, our Board reviewed the number of shares purchased under the ESPP during each of the past three years. In fiscal years 2014, 2015 and 2016, the number of shares purchased was 151,607, 156,333 and 168,948, respectively. Although our Board reviewed the historical number of purchased shares prior to making its recommendation, the actual number of shares purchased under the ESPP in any given year will depend on a number of factors, including the number of participants, contribution rates and our stock price. Based on the number of shares purchased in fiscal year 2016 and the 282,326 shares currently available, we forecast that an additional 300,000 shares would allow us to meet our needs for approximately three years, but the number of shares actually purchased will depend on varying factors, including those listed above.

Vote Required

The affirmative vote of a majority of votes cast is required to approve the amendment to the ESPP.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE ESPP.

Summary of the 2002 Employee Stock Purchase Plan

The following is a summary of the principal features of the ESPP and its operation. The following summary is qualified in its entirety by reference to the ESPP, as it is proposed to be amended and restated and set forth in Appendix C, attached hereto.

General

The purpose of our ESPP is to provide employees with an opportunity to purchase our common stock through payroll deductions or cash contributions, as applicable. The ESPP may be administered by the Board or a committee appointed by the Board, referred to as the Administrator. All questions of interpretation or application of the ESPP are determined by the Administrator, and its decisions are final, conclusive and binding upon all participants. The ESPP became effective June 10, 2002, the date that it was adopted by our Board, and will continue in effect indefinitely unless and until terminated by the Administrator.

Eligibility

Each of our employees and the employees of our designated subsidiaries who have been employed for a minimum of seven calendar days (or such other length of time determined by the Administrator) prior to the first day of an offering period are eligible to participate in the ESPP; provided, however, employees who are not citizens of the United States or are residents of a non-United States jurisdiction may be excluded from participation if participation is prohibited under the laws of an applicable country or if compliance with the laws of a country would cause the ESPP or any offering period under the ESPP to violate Internal Revenue Code Section 423. Additionally, no employee shall be granted an option under the ESPP (i) to the extent that, immediately after the grant, such employee would own 5% or more of either the voting power or value of our stock or any of our subsidiaries, or (ii) to the extent that her or his rights to purchase stock under all of our employee stock purchase plans or those of our subsidiaries accrues at a rate exceeding $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year. As of June 3, 2016, approximately 1,450 employees, including all of our named executive officers still employed as of such date, were eligible to participate in the ESPP and approximately 650 employees were actually participating.

Shares Subject to the Plan

There are 2,700,000 shares of our common stock reserved for issuance under the ESPP and the maximum number of shares available for sale under the ESPP as of June 3, 2016 is 282,326 (not including the proposed increase of 300,000 shares that is the subject of this proposal), subject to adjustment upon changes in capitalization as described below. On May 19, 2016, the Board approved an increase of 300,000 issuable shares under the ESPP, subject to stockholder approval at the Annual Meeting.

Offering Period

The ESPP is implemented by consecutive offering periods lasting approximately 6 months in duration with a new offering period commencing on or around February 15 and August 15 each year. To participate in the ESPP, each eligible employee must authorize payroll deductions or make a lump sum cash contribution pursuant to the ESPP and guidelines established by the Administrator. Such payroll deductions or lump sum contribution may not exceed 10% of a participant's compensation. Compensation is defined as base straight time gross earnings, but exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions, car allowances, profit-sharing and other compensation. The Administrator has the power to change the duration of future offering periods without stockholder approval if such change is announced prior to the scheduled beginning of the first offering period to be affected thereafter. Once an employee becomes a participant in the ESPP, our common stock will automatically be purchased under the ESPP at the end of each offering period, unless the participant withdraws his or her participation or terminates employment earlier.

Purchase Price

Shares of our common stock may be purchased under the ESPP at a purchase price not less than 85% of the lesser of the fair market value of our common stock on (i) the first day of the offering period or (ii) the last day of the offering period. The fair market value of our common stock on any relevant date will be the closing price per share as reported on the NYSE, or the mean of the closing bid and asked prices, if no sales were reported, as quoted on such exchange or reported in The Wall Street Journal.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions throughout each offering period or a lump sum cash contribution in accordance with Administrator guidelines. The number of shares of our common stock a participant may purchase in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation or lump sum cash contribution during that offering period by the purchase price; provided, however, that a participant may not purchase more than 5,000 shares in any offering period. During the offering period, a participant may discontinue his or her participation in the ESPP. All payroll deductions made for, or the lump sum cash contribution received from, a participant are in whole percentages only and are credited to the participant's account under the ESPP and included with our general funds. Funds we receive pursuant to exercises under the ESPP are also used for general corporate purposes.

Withdrawal

Generally, a participant may withdraw from an offering period at any time by written notice without affecting his or her eligibility to participate in future offering periods. However, once a participant withdraws from a particular offering period, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver to us a new subscription agreement.

Transferability

Neither amounts credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way other than by will, or the laws of descent and distribution.

Termination of Employment

Upon termination of a participant's employment for any reason, including disability or death, his or her option and participation in the ESPP terminates. At such time, the amounts credited to the participant's account (to the extent not used to make a purchase of our common stock) are returned to her or him or, in the case of death, to the person or persons entitled thereto as provided in the ESPP.

Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale

Changes in Capitalization Subject to any required action by our stockholders, the number of shares reserved under the ESPP, the maximum number of shares that may be purchased during any offering period, as well as the price per share and the number of shares of common stock covered by each option under the ESPP which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by us; provided, however, that conversion of any of our convertible securities shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by us of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of common stock subject to an option.

Dissolution or Liquidation In the event of our proposed dissolution or liquidation, the Administrator shall shorten any offering periods then in progress by setting a new exercise date and any offering periods shall end on the new exercise date. Unless otherwise provided by the Administrator, the new exercise date shall be prior to the dissolution or liquidation. If the Administrator shortens any offering periods then in progress, the Administrator shall notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Merger or Asset Sale In the event of a proposed sale of all or substantially all of our assets or our merger with or into another corporation, each option under the ESPP shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the options, the Administrator shall shorten any offering periods then in progress by setting a new exercise date and any offering periods shall end on the new exercise date. The new exercise date shall be prior to the date of the sale or merger. If the Administrator shortens any offering period then in progress, the Administrator shall notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Amendment and Termination of the Plan

The Administrator may at any time terminate, suspend or amend the ESPP. An offering period may be terminated at the end of any offering period if the Administrator determines that termination of the ESPP is in our best interests and the best interests of our stockholders. Generally, no such termination can affect options previously granted. No amendment shall be effective unless approved by the holders of a majority of the votes cast at a duly held stockholders' meeting, if such amendment would require stockholder approval in order to comply with Section 423 of the Internal Revenue Code or the requirements of the NYSE.

Certain Federal Income Tax Information

The following brief summary of the general federal income tax consequences to U.S. taxpayer participants and us with respect to shares purchased under the ESPP does not purport to be complete, and does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside. Tax consequences for any particular individual may be different.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than 2 years from the first day of the applicable offering period and 1 year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. We generally are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Plan Benefits
Given that the number of shares of common stock that may be purchased under the ESPP is determined, in part, on the market value of our common stock on the first and last day of the offering period and that participation is voluntary on the part of employees, the actual number of shares that may be purchased by any individual is not determinable. For illustrative purposes, the following table sets forth (a) the number of shares that were purchased during fiscal year 2016 under the ESPP, and (b) the average per share purchase price paid for such shares:

		(a)	(b)
Name	Position	Number of Shares Purchased	Average Per Share Exercise Price
Ken Kannappan	Director, President and CEO	520	$31.59
Pam Strayer	Senior Vice President, CFO	517	$31.53
Joe Burton	Executive Vice President and Chief Commercial Officer	254	$34.86
Don Houston	Senior Vice President, Sales	648	$33.74
Rich Pickard	Vice President, Legal, General Counsel and Secretary	501	$31.19
Philip Vanhoutte	Former Senior Vice President and Managing Director, Europe and Africa	—	$—
Executive Group (1)		2,440	$32.41
Non-Executive Director Group (2)		—	$—
Non-Executive Officer Employee Group (3)		166,508	$35.04	(4)

(1)	The Executive Group is composed of the six executive officers listed above.

(2)	The Non-Executive Director Group is composed of all members of the Board except Ken Kannappan. Directors who are not employees of Plantronics are not eligible to participate in the ESPP.

(3)	The Non-Executive Officer Employee Group is composed of all our employees worldwide minus the Executive Group.

(4)	The Non-Executive Officer Employee Group average per share exercise price is calculated as a weighted average.

Equity Compensation Plan Information

The following table sets forth information with respect to our equity compensation plans as of April 2, 2016, the end of our most recently completed fiscal year:

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	1,664,728	(2)	$36.20	(3)	3,105,804	(4)
Equity compensation plans not approved by security holders	18,457	(5)	$—		—
Total	1,683,185		$35.80		3,105,804

(1)
Includes our 2003 Stock Plan and our 2002 Employee Stock Purchase Plan ("ESPP") but does not include the additional 300,000 shares for the ESPP for which stockholder approval is being requested at the Annual Meeting.

(2)	Includes 1,461,153 shares subject to stock option awards and 203,575 shares subject to restricted stock unit ("RSU") awards. Excludes purchase rights accruing under the ESPP.

(3)
RSUs, which are included in the number of outstanding options, warrants and rights, do not have an exercise price and therefore, reduce the weighted-average exercise price of outstanding rights. Excluding RSUs, the weighted-average exercise price of outstanding stock options is $41.24.

(4)	Consists of 2,823,478 shares available for future issuance under the 2003 Stock Plan and 282,326 shares under the ESPP.

(5)	Granted as a material inducement of employment to certain employees in connection with the acquisition of Tonalite in fiscal year 2013.

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), an independent registered public accounting firm, to audit our consolidated financial statements for fiscal year 2017. The Board recommends that stockholders vote for ratification of such appointment. Approval of the independent registered public accounting firm is not required. However, Plantronics customarily seeks shareholder ratification as a matter of good governance. If this Proposal Three is not approved, the Audit Committee will reconsider its selection.

PricewaterhouseCoopers has audited our consolidated financial statements annually since 1988. A representative of PricewaterhouseCoopers will be available at the Annual Meeting to respond to questions and will have an opportunity to make a statement at the Annual Meeting if he or she desires to do so.

Audit and Related Fees

The following table summarizes the fees for audit and other services provided by PricewaterhouseCoopers, our independent registered public accounting firm, for the fiscal years ended March 31, 2016 and 2015. All figures are net of value added tax and other similar taxes assessed by non-U.S. jurisdictions on the amount billed by PricewaterhouseCoopers, but include out-of-pocket expenses. All services described in the fee table were approved in conformity with the Audit Committee’s pre-approval process.

The following is a summary of fees and services pre-approved by the Audit Committee and performed by our independent registered public accounting firm for each fiscal year:

	Fiscal Year Ended March 31,
Fee Category	2016	2015
Audit Fees	$2,120,341	$2,152,006
Audit-Related Fees	124,500	106,729
Tax Fees	199,998	242,431
All Other Fees	6,416	6,400
Total	$2,451,255	$2,507,566

Audit Fees Consists of fees billed to us for professional services rendered by PricewaterhouseCoopers for (i) the audit of our annual consolidated financial statements included in our Form 10-K; (ii) review of our interim consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) services rendered by PricewaterhouseCoopers in connection with the audit of the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002; and (iv) consents and assistance in connection with other filings, including statutory audits and services, and other documents filed with the SEC.

Audit-Related Fees Consists of fees billed to us for professional services rendered by PricewaterhouseCoopers for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." Audit-related services principally include due diligence in connection with acquisitions, accounting consultations, attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards, audits in connection with proposed or consummated acquisitions, and information systems audits.

Tax Fees Consists of fees billed to us for professional services rendered by PricewaterhouseCoopers for tax compliance, tax advice and tax planning.

All Other Fees Consists of fees billed to us for products and services provided by PricewaterhouseCoopers and not reported under "Audit Fees," "Audit-Related Fees" and "Tax Fees."

Our Audit Committee believes that the services rendered by PricewaterhouseCoopers that led to the fees reported under "Audit Fees," "Tax Fees" and "All Other Fees" are compatible with maintaining PricewaterhouseCoopers' independence.

Pre-Approval Policy

Our Audit Committee has the authority to adopt pre-approval policies or procedures, so that all fees for services expected to be rendered by our independent registered public accounting firm are pre-approved by the Audit Committee. All audit and non-audit services provided by PricewaterhouseCoopers to us must be pre-approved in advance by our Audit Committee; provided, however, the Chair of our Audit Committee has the authority to approve fees for audit and non-audit services of up to $100,000 in any fiscal quarter. All other permitted services must be pre-approved by either the Audit Committee or a delegate of the Audit Committee. If pre-approval is obtained from a delegate of the Audit Committee, the service may be performed provided that the service is presented to the Audit Committee at its next scheduled meeting. All of the services performed by PricewaterhouseCoopers referenced above were pre-approved.

Vote Required

The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required to approve the ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for fiscal year 2017.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017.

PROPOSAL FOUR
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

General

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation program is designed and how our practices reflect our compensation philosophy, as well as the Summary Compensation table and the related compensation tables, notes and narrative. The Compensation Committee and the Board believe that our compensation program design and practices are effective in implementing our guiding principles.

 Under Section 14A of the Securities Exchange Act of 1934, as amended ("Exchange Act") we are required to submit this proposal to stockholders for a non-binding advisory vote to approve the compensation of our named executive officers ("NEOs"). This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation principles, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the Annual Meeting:

RESOLVED, that the Company's stockholders approve the compensation of the Company's named executive officers as described in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the "Compensation Discussion and Analysis" section, the compensation tables and other narrative compensation disclosures.

We hold an advisory vote on NEO compensation annually. Accordingly, the next vote will occur at our 2017 Annual Meeting.

We are also required under Section 14A of the Exchange Act to submit a proposal to stockholders regarding the frequency of our say-on-pay proposals at least every six years. Stockholders were last asked to vote on the frequency of say-on-pay at our 2011 Annual Meeting. Consequently, our next vote on the frequency of say-on-pay will occur in 2017.

Vote Required

The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required to approve this Proposal Four. However, this vote is advisory and therefore, not binding on us, the Compensation Committee, or the Board. The Board and the Compensation Committee value the opinions of our stockholders and will take the vote of the stockholders on this Proposal into account in their evaluation of the design and philosophy of our executive compensation program in the future.

THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

ADDITIONAL INFORMATION

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information with respect to beneficial ownership of our common stock as of June 3, 2016 (except as noted below) as to (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors and each nominee for director, (iii) our CEO, CFO, each of three other most highly compensated executive officers during fiscal year 2016 and one individual who would have been considered an executive officer had his employment not terminated prior to the end of fiscal year 2016 (collectively, the "NEOs"), and (iv) all directors and Executive Officers as a group. Except as otherwise indicated, we believe that the beneficial owners of our common stock listed below have sole investment and voting power with respect to such shares, subject to community property laws. The information below is calculated in compliance with SEC rules, but does not necessarily indicate beneficial ownership for any other purpose.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (3)
PRIMECAP Management Company (4)	4,923,150	14.8%
225 South Lake Ave., Suite 400
Pasadena, California 91101

BlackRock, Inc. (5)	3,043,667	9.1%
55 East 52nd Street
New York, NY 10022

The Vanguard Group, Inc. (6)	2,468,000	7.4%
100 Vanguard Blvd.
Malvern, PA 19355

Ken Kannappan	732,230	2.2%
Don Houston	241,330	*
Joe Burton	163,045	*
Pam Strayer	61,516	*
Brian Dexheimer	36,548	*
Philip Vanhoutte	36,381	*
Marshall Mohr	30,638	*
Robert Hagerty	28,638	*
Marv Tseu	27,638	*
Gregg Hammann	26,013	*
Rich Pickard	21,359	*
John Hart	20,138	*
Maria Martinez	2,874	*

All Directors and Executive Officers as a Group (13 persons)	1,428,348	4.2%

* Less than 1%.

(1)	Unless otherwise indicated, the address for each beneficial owner named in the table is c/o Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060.

(2)	Includes stock options held by directors and NEOs that are exercisable within 60 days of June 3, 2016, as follows:

Director/Named Executive Officer	Stock Options
Ken Kannappan	554,802
Don Houston	176,791
Joe Burton	94,541
Pam Strayer	24,651
Brian Dexheimer	13,193
Philip Vanhoutte	15,248
Marshall Mohr	13,193
Robert Hagerty	19,193
Marv Tseu	10,193
Gregg Hammann	10,568
Rich Pickard	—
John Hart	10,193
Maria Martinez	—

All Directors and All Executive Officers as a Group (13 persons)	942,566

(3)
For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group calculated pursuant to Rule 13d-3 of the Securities Exchange Act and set forth in the table by the sum of 33,350,066 shares of common stock outstanding on June 3, 2016 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of June 3, 2016 as set forth in footnote 2 above.

(4)
As of December 31, 2015, PRIMECAP Management Company ("PRIMECAP") reported sole dispositive power as to 4,923,150 shares and neither sole nor shared voting power over these shares, based solely upon PRIMECAP's Schedule 13G/A, Amendment 20, filed on February 12, 2016. PRIMECAP has indicated that 3,701,500 of these 4,923,150 shares were held by Vanguard Chester Funds – Vanguard PRIMECAP Fund, which is managed by PRIMECAP. In Amendment No. 25 to Schedule 13G/A filed February 9, 2016, Vanguard Chester Funds – Vanguard PRIMECAP Fund reported that, as of December 31, 2015, it had sole voting power over 3,701,500 of these shares and neither sole nor shared dispositive power over any of these shares. The address of Vanguard Chester Funds – Vanguard PRIMECAP Fund is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
As of December 31, 2015, BlackRock, Inc., reported sole voting power as to 2,963,188 shares and sole dispositive power as to 3,043,667 shares. Information provided herein is based solely upon BlackRock, Inc.'s Schedule 13G/A, Amendment No. 6 filed on January 27, 2016. BlackRock, Inc. is a publicly held entity listed on the NYSE.

(6)
As of December 31, 2015, The Vanguard Group reported sole dispositive power as to 2,390,634 shares, shared dispositive power as to 77,366 shares and sole voting power as to 76,866 shares. Information provided herein is based solely upon The Vanguard Group's Schedule 13G/A, Amendment No. 5 filed on February 10, 2016.

Stock Ownership Requirements; Anti-Hedging and Anti-Pledging Policy

The Nominating and Corporate Governance Committee of the Board has established stock ownership guidelines for all Executive Officers and directors. Under the guidelines, Executive Officers should own, and directors must own, a certain amount of Plantronics' common stock as discussed below. For purposes of this requirement, "Executive Officers" are officers subject to the reporting requirements of Section 16(a) of the Exchange Act. Each director and Executive Officer then in office was in compliance with these ownership guidelines as of the beginning of fiscal years 2016 and 2017, respectively.

Non-Employee Directors

All non-employee directors must hold the lesser of (i) that number of shares (or the value of in-the-money vested stock options) equal in value to $25,000, or (ii) 1,000 shares of our common stock. Each non-employee director must attain the foregoing ownership requirement within four years of her or his appointment to the Board.

President and Chief Executive Officer

The President and CEO should hold the lesser of (i) that number of shares of our common stock (or the value of in-the-money vested stock options) equal in value to his or her annual base salary, or (ii) 25,000 shares of our common stock. The President and CEO should attain the foregoing ownership threshold within four years of her or his acceptance of such position.

Executive Officers

All Executive Officers (other than the President and CEO) should hold the lesser of (i) that number of shares of our common stock (or the value of in-the-money vested stock options) equal in value to $50,000, or (ii) 3,000 shares of our common stock. Each Executive Officer should attain the foregoing ownership threshold within four years of her or his acceptance of the position.

To determine the value of shares held by each of our non-employee directors and each Executive Officer, including the President and CEO, we divide the threshold value of stock to be held by each individual by the market price of our common stock at the beginning of each fiscal year. The value of shares of common stock is calculated based on the higher of the actual cost of the shares or their fair market value. The value of vested in-the-money stock options is the fair market value less the exercise price. Any subsequent change in the value of shares of our common stock during a fiscal year will not affect the amount of stock that an individual must hold during that year. The Nominating and Corporate Governance Committee has the discretion to modify these guidelines, including on a case-by-case basis, as it deems appropriate.

Anti-Hedging and Anti-Pledging Policy

Under our Insider Trading Compliance Program and Policy, directors, officers, employees and other associated parties are prohibited from short selling our stock, hedging or trading in publicly-traded options such as puts, calls and other derivative securities (other than stock options issued by us) with respect to our stock, pledging our stock as collateral for loans, or holding our stock in margin accounts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section explains our executive compensation program as it relates to our "named executive officers" for fiscal year 2016 (each, a "NEO" and collectively, the "NEOs"), although much of the discussion also applies to all executives whose titles are senior vice president and above ("Executives") generally. Our NEOs include our CEO, our CFO and our three highest paid executive officers. As required by SEC rules, we have also included a former employee who as of the end of fiscal year 2016 was no longer serving as an executive officer and who would have been deemed to be a named executive officer if he had still been serving as one of our executive officers at the end of fiscal year 2016. Our NEOs for 2016 are:

Ken Kannappan	President and CEO
Pam Strayer	Senior Vice President and CFO
Joe Burton	Executive Vice President and Chief Commercial Officer
Don Houston	Senior Vice President, Sales
Rich Pickard	Vice President, Legal, General Counsel and Secretary
*Philip Vanhoutte	Former Senior Vice President and Managing Director, Europe and Africa

*Mr. Vanhoutte's role as Senior Vice President and Managing Director, Europe and Africa ceased on February 23, 2016 and his employment terminated on April 1, 2016.

The discussion that follows includes statements regarding financial and operating performance targets in the limited context of our Executive compensation program. Investors should not evaluate these statements in any other context. These are not statements of management’s expectations of future results or guidance.

Executive Summary

Our philosophy is that Executive compensation should be competitive and vary with the actual performance of the Company and each individual. Accordingly, our Executive compensation program is designed to target total compensation based on achievement of corporate goals and the contributions of each Executive, and his or her team, to realizing those goals.

The guiding principles of our Executive compensation program are to provide appropriate compensation to:

•Attract highly qualified executives and motivate them to perform at the highest levels
•Reward outstanding performance while avoiding excessive risk

•	Retain executives whose skills are essential for maintaining and building upon the successes of our business and creating long-term value

•	Establish annual short-term targets for cash incentives that are directly tied to metrics we deem important to financial performance as well as to individual areas of accountability

•	Create greater stockholder value by awarding long-term equity compensation tied to the achievement of consistent positive corporate results

•	Recruit and retain successful individuals by providing comprehensive compensation packages competitive with those of executives in similar positions at comparable companies

Our fiscal year 2016 Executive compensation program consists of the following key elements:

Key Elements of Executive Compensation

Element	Description	Purpose
Base Salaries	Fixed cash compensation based on responsibility, performance, experience, tenure and potential.	Provide a fixed baseline level of cash compensation.
Variable Annual Cash Bonus Plan	Annual performance-based cash incentive awards payable after the close of the fiscal year contingent upon achievement of company-wide and functional specific goals.	Motivate Executives to achieve our annual strategic and financial objectives.
Equity Incentive Awards	A mix of any of stock options, restricted stock awards ("RSAs") and restricted stock unit awards ("RSUs").	Encourage positive long-term performance aimed at aligning and rewarding Executives' interests with those of the Company and its shareholders.
Other Benefits
Life, health, disability insurance generally applicable to all employees but may be enhanced for certain Executives, deferred compensation and retirement savings and matching contribution programs, as well as vehicle allowances.
Attract and retain Executive talent based on peer-comparable compensation offerings.

DETERMINING EXECUTIVE COMPENSATION

Role of the Compensation Committee

The Compensation Committee of our Board ("Committee") reviews, approves and oversees all elements of Executive compensation with the assistance of senior management and our compensation consultant, Compensia. Each Committee member is an independent, non-employee director with experience managing executives and making executive compensation decisions.

The Committee believes compensation must be viewed holistically and, therefore, evaluates compensation in its totality. We refer to this as total direct compensation ("TDC"). The Committee compares the median of the range of TDC for each Executive to executives in similar positions with similar responsibilities at comparable companies. Consistent with our strategy, when annual company-wide performance exceeds pre-established targets, our Executives generally earn greater than median pay and when performance falls below targets, they typically earn less. The Committee believes a program that enables greater than median compensation when performance exceeds pre-established targets supports its goal of increasing stockholder value.

In determining base salaries, annual and long-term incentive targets and all other elements of Executive compensation, the Committee relies on its general experience and subjective considerations of various factors, including our strategic business goals, compensation survey data and each Executive’s position, experience, level of responsibility, individual job performance, contributions to overall corporate performance, job tenure and future potential. The Committee does not set specific benchmarks for overall compensation or allocations between different elements and types of compensation.

Role of Our Stockholders

We value our relationships with our stockholders. All stockholders are welcome to submit suggestions regarding our governance, including our Executive compensation practices. Suggestions should be sent to Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations, or made by phone at 831-426-5858.

Annually, stockholders may cast an advisory vote on our Executive compensation ("say-on-pay"). At our 2015 Annual Meeting of Stockholders, our say-on-pay proposal received approval of over 93% of the votes cast. This followed the say-on-pay vote at our 2014 Annual Meeting at which over 93% of the votes cast were also in favor.

Based on our outreach and prior stockholder voting results, the Committee believes our stockholders strongly support our approach to Executive compensation. Consequently, the Committee did not make material structural changes to our Executive compensation practices for fiscal year 2017.

Role of Management

The Committee conducts an annual review of Executive compensation to determine if changes are appropriate. As part of this process, our CEO, Senior Vice President of Human Resources and other appropriate personnel provide the Committee with an assessment of each Executive's prior year performance against her or his specific performance objectives for the year and her or his influence on overall corporate performance.

Based on his assessments, together with information provided by our compensation consultant, our CEO recommends changes to each Executive's compensation package and performance objectives for each fiscal year. Neither our CEO nor Senior Vice President of Human Resources participates in any assessment of his or her own performance or makes any recommendation with respect to his or her own compensation package.

Following a review of management’s recommendations, the Committee approves the compensation recommendations for the Executives with modifications the Committee considers appropriate. The Committee may also adjust compensation for specific individuals at other times during the year as it deems advisable.

Role of Our Compensation Consultant

Our independent third party compensation consultant, Compensia, provides information, analysis and advice regarding Executive compensation practices and reports directly to the Committee Chair.

The Committee considers a variety of factors when evaluating the capabilities and independence of compensation consultants including, the consultant's provision of other services to us, the fees paid or expected to be paid, the consultant's policies and procedures designed to prevent conflicts of interest, any business or personal relationships between members of the Committee or members of executive management and the consultant or its personnel, and whether the consultant or its personnel own any of our stock as required by NYSE listing rules. For fiscal year 2016, the Committee determined there were no conflicts of interest with Compensia and Compensia was independent.

At the Committee's direction, Compensia provided various services in connection with fiscal year 2016 Executive compensation including: (i) advice on achievement targets and funding metrics for our Executive compensation program; (ii) ongoing advice on the design of our annual cash-based Executive Incentive Plans, Associate Incentive Plan and equity incentive plans generally; (iii) assistance assessing risks related to our compensation programs; and (iv) information on executive and non-employee director compensation trends and developments, including market practices.

A Compensia representative attended a majority of the meetings and executive sessions of the Committee in fiscal year 2016. Additionally, its personnel contacted our employees for information and assistance necessary to fulfill its assignments and makes reports and presentations to and on behalf of the Committee that our Executives and other employees may also receive. All decisions concerning the amount or form of Executive compensation are made by the Committee alone or in conjunction with our Board, although our CEO does not participate or vote on matters concerning his own compensation.

Executive Compensation Market Analysis

Executive recruitment and retention requires market competitive compensation packages. For fiscal year 2016, Compensia, in collaboration with the Committee, gathered objective external compensation data to benchmark our Executive pay against a peer group of similar-industry and similar-size companies (“Peer Group”).

In selecting the Peer Group, the Committee approved relevant metrics proposed by Compensia to establish a group of like companies based on key factors such as industry comparability, revenue and revenue growth, market capitalization, profitability, headcount, and location. In fiscal year 2016, Compensia recommended, and the Committee considered as potential peers, companies in the technology hardware and equipment fields, particularly communication equipment entities, along with software companies, primarily systems, application or internet, services developers and providers, and direct labor providers. Other selection criteria included: (i) consistency with prior periods, such as whether we included a company in our prior fiscal year Peer Group; (ii) whether a company had positive net income in the prior year; and (iii) whether we were included in the company's peer group in the prior year. Based on Compensia's summary, the Committee selected 22 publicly traded companies in the technology, hardware, equipment, software, and direct labor industries with annual revenues between $560 million and $2.2 billion and market capitalization between $1.1 billion and $10.0 billion. The Peer Group approved by the Committee for fiscal year 2016 was:

Adtran	Aruba Networks	Cadence Design Systems	Coherent
Comm Vault Systems	Dolby Laboratories	Finisar	Fortinet
GoPro	Infinera	Informatica	Logitech
Mentor Graphics	MicroStrategy	Netgear	Palo Alto Networks
Polycom	Rovi	Synaptics	Ubiquiti Networks
Verint Systems	ViaSat

For Executive compensation comparisons, Compensia provided data from the most recently reported proxy statements and SEC filings of the selected Peer Group companies. Because proxy statements and SEC filings are generally limited to each company's top five most highly compensated executives, sufficient publicly available data is not available for all our Executives. Therefore, as an additional resource, we reviewed applicable compensation data for similar executives at the Peer Group companies as reported in The Radford Global Technology Survey.

Key Executive Compensation Elements for Fiscal Year 2016

Base Salaries

Base salaries form the basis of our Executive compensation program, establishing a fixed base level of cash compensation for each Executive. Base salaries are intended to reflect the Committee's assessment of each Executive's: functional role and responsibilities as they relate to organizational success; ability to fulfill her or his primary responsibilities; past performance and future potential; tenure; and succession and retention considerations. Base salaries are also the foundation for determining bonuses under our annual variable cash compensation plans.

Base salaries are typically set annually. To remain competitive, base salaries are evaluated against the median of the range of salaries for executives in similar positions at Peer Group companies; however, the Committee does not target a specific percentile when setting compensation levels.

The Committee approved the following fiscal year 2016 NEO base salaries effective June 29, 2015 for U.S.-based NEOs and July 1, 2015 for our European-based NEO:

	Fiscal Year 2015 Base Salary	Fiscal Year 2016 Base Salary	% Increase (Decrease) (1)
Name
Ken Kannappan (2)	$725,000	$725,000	—%
Pam Strayer (3)	$365,000	$386,900	6.0%
Joe Burton (4)	$425,000	$455,000	7.1%
Don Houston	$400,000	$412,000	3.0%
Rich Pickard	$378,200	$385,800	2.0%
Philip Vanhoutte (5)	$373,651	$321,772	(13.9)%

(1) During fiscal year 2016, the budget for base salaries of our U.S.-based employees increased by 3.5% over fiscal year 2015.

(2) After careful consideration of Peer Group data, including information that Mr. Kannappan's base salary was approximately 112% of the market median, the Committee chose not to modify Mr. Kannappan's base salary in fiscal year 2016.

(3) Based on the Committee's assessment of Ms. Strayer's base salary relative to other executives who oversee the financial operations of companies in the Peer Group and the Radford Global Technology Survey, the Committee chose to provide a market adjustment as well as a merit increase to her base salary. As of the beginning of fiscal year 2016, the increase brought her base salary to within approximately five percent of the then-current market median.

(4) Mr. Burton was promoted to Executive Vice President and Chief Commercial Officer with additional obligations over such areas as sales and marketing. The Committee considered his additional responsibilities when it set his fiscal year 2016 base salary.

(5) Mr. Vanhoutte's base salary has been converted to U.S. Dollars (USD) from Euros at the rates assumed by the Committee on May 1, 2014, and April 25, 2015, of 1 Euro to 1.3832 USD and 1 Euro to 1.0914 USD, respectively. The dates chosen for exchange rate assessment were reasonably practical dates prior to applicable Committee meeting dates. If the exchange rate on May 1, 2014 and April 25, 2015 was equal, the increase to Mr. Vanhoutte's base salary would have been 9.1%.

Annual Bonus Incentive Plans

All Executives other than Mr. Pickard participate in Executive Incentive Plans. Mr. Pickard participates in our Associate Incentive Plan because only employees whose titles are senior vice president or above are eligible for Executive Incentive Plans. Both our Executive Incentive Plans and the Associate Incentive Plan provide eligible employees the opportunity to receive annual cash bonuses. Payment of bonuses is based on (i) the funding of a bonus pool by achievement of corporate goals, and (ii) corporate and individual performance criteria used to determine the amount an individual may receive as a bonus out of the bonus pool.

Bonus Pool Amount and Fiscal Year 2016 Funding

Annually, the Committee sets the total potential amount payable as bonuses to employees under our Executive Incentive Plans and the Associate Incentive Plan ("Corporate Pool Funding"). For the Executive Incentive Plans, the amount of the pool is based on achieving or surpassing threshold corporate-wide performance goals. For the Associate Incentive Plan in which the majority of our other employees, including Mr. Pickard, participate, funding is based on achievement of the fiscal year Corporate Pool Funding metrics.

For fiscal year 2016, the goals for the Corporate Pool Funding metrics for both the Executive Incentive Plans and the Associate Incentive Plan were in each instance equal to or greater than the goals under our Board-approved fiscal year 2016 business plan. The table below shows our fiscal year 2016 goals for the Executive Incentive Plans and Associate Incentive Plan (which for Corporate Pool Funding purposes were identical in fiscal years 2015 and 2016) including weighting and threshold, target, and maximum allowable funding:

		Corporate Performance Goals
		Threshold	Target	Maximum
Fiscal Year 2016 Funding Metrics	Weight	(50% of Target)	(100% of Target)	(150% of Target)
Net Revenue	20%	$900M	$940M	$980M
Non-GAAP Operating Income	60%	$167M	$197M	$227M
Inventory Turns	20%	6.00	7.00	8.00
	100%

The funding metrics are defined as follows:

•
"Net Revenue," as reported in Plantronics’ public filings with the Securities and Exchange Commission, is a measure of the revenue earned from sales of all our products to the business and consumer markets, net of any deductions such as discounts, returns or other adjustments, that need to be taken against that revenue.

•	*"Non-GAAP Operating Income" measures the Company’s overall success in generating profits, which can then be used to help the Company grow.

•	"Inventory Turns" is a ratio measuring the number of times the Company’s inventory is sold and replaced over a full year.

*At the beginning of the fiscal year and after careful consideration of the status of certain litigation with GN Netcom, Inc., described in Part I, Item 3 "Legal Proceedings" and Part II, Item 8 "Financial Statements and Supplementary Data", Note 8 "Commitments and Contingencies" of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 16, 2016, the Committee chose to continue to exclude GN Netcom-related litigation costs from our basis for calculating Non-GAAP Operating Income under the Executive Incentive Plans and the Associate Incentive Plan. Accordingly, from the outset of fiscal year 2016, the funding metrics within the Executive Incentive Plans and the Associate Incentive Plan as well as performance against those metrics were calculated excluding these litigation costs. Management and the Board do not include these litigation costs in their evaluation of corporate performance so the Committee does not believe they should be included for purposes of calculating bonuses under the Executive Incentive Plans or the Associate Incentive Plan.
Additionally, for participants under the Associate Incentive Plan only, the Committee exercised its discretion to modify funding of the Non-GAAP Operating Income metric for fiscal year 2016. The modifications included (i) the exclusion of an approximate $3.6 million adjustment related to a change in estimate surrounding customer discount reserves, resulting from increased visibility into the length of time customers take to utilize approved discounts, and (ii) funding for below threshold achievement on a prorated basis. The Committee chose to exclude the approximately $3.6 million reserve adjustment to eliminate the adverse impact on the majority of employees from a change in accounting estimate.

The Committee’s decision to approve prorated funding below threshold achievement stemmed from a nuance in the Associate Incentive Plan regarding the funding of the bonus pool based on the impact of pre- and post-funding of the Executive Incentive Plans and Associate Incentive Plan. On a pre-funding basis, the Non-GAAP Operating Income threshold was achieved but on a post-funding basis it was not. In fairness to those participating in the Associate Incentive Plan, the Committee determined that prorated funding was appropriate.
Neither the exclusion of the reserve adjustment nor the proration for below threshold achievement of Non-GAAP Operating Income was applied to the Executive Incentive Plans.

The Committee selected Net Revenue, Non-GAAP Operating Income, and Inventory Turns as the criteria for fiscal year 2016 Corporate Pool Funding because it believes achievement of these goals is consistent with both our long-term interests and those of our stockholders.

When setting the funding metrics and weighting for threshold, target and maximum amounts for Corporate Pool Funding, the Committee took into account a range of factors including historical performance, our fiscal year 2016 business plan, likelihood of increasing stockholder value, and other external market factors. Under the Executive Incentive Plans, if the threshold goal is not achieved for a metric, no bonus funds are allocated to the bonus pool for that metric. As described above, funding of the Non-GAAP Operating Income metric below the threshold was approved on a prorated basis under the Associate Incentive Plan in fiscal year 2016. For both the Executive Incentive Plans and the Associate Incentive Plan, increasingly larger amounts are allocated to the pool for achievement between the threshold and maximum performance goals.

Funding of the Executive Incentive Plans and the Associate Incentive Plan based on achievement of each metric is summarized in the following table:

Achievement of Funding Metric	Executive Incentive Plans Funding Percentage	Associate Incentive Plan Funding Percentage
Less than threshold	0%	1%-49%
Threshold to target	50%-99%	50%-99%
Target to maximum	100%-149%	100%-149%
Maximum and above	150%	150%

The tables below show actual corporate results for the Executive Incentive Plans and Associate Incentive Plan Corporate Pool Funding in fiscal year 2016:

Executive Incentive Plans Performance to Funding Metrics	Fiscal Year 2016 Results	% Achievement	Actual Bonus % Earned after Award Multiplier	Weight	Weighted Bonus % Funding (1)
Net Revenue	$857M	—	—	20%	—
Non-GAAP Operating Income (2)	$163.4M	—	—	60%	—
Inventory Turns (3)	7.6	108%	130%	20%	26%
Fiscal Year 2016 Bonus Pool Funding				100%	26%

(1)	Weighting of each of the Funding Metrics was calculated independently.

(2)	Excludes certain legal costs in connection with the GN Netcom, Inc. litigation as described above.
(3) Inventory turns are calculated as the average of the four fiscal quarters.

Associate Incentive Plan Performance to Funding Metrics	Fiscal Year 2016 Results	% Achievement	Actual Bonus % Earned after Award Multiplier	Weight	Weighted Bonus % Funding (1)
Net Revenue (2)	$861M	—	—	20%	—
Non-GAAP Operating Income (2) (3)	$167M	85%	35%	60%	21%
Inventory Turns (4)	7.6	108%	130%	20%	26%
Fiscal Year 2016 Bonus Pool Funding				100%	47%

(1)	Weighting of each of the Funding Metrics was calculated independently.

(2)	Excludes $3.6 million relating to the customer discount reserve adjustment discussed above.
(3) Excludes certain legal costs in connection with the GN-Netcom, Inc. litigation as described above.

(4)	Inventory turns are calculated as the average of the four fiscal quarters.

Bonus Plans Achievement Goals and Funding

If the bonus pool is funded based on all or partial achievement of the Corporate Pool Funding metrics, the bonus amounts payable under the plans are based on the base salary and specific performance goals established for each employee.

Except for the CEO Executive Incentive Plan and the Associate Incentive Plan for which Mr. Pickard is eligible, the formula for computing annual bonus payouts under each of the Executive Incentive Plans is as follows:

Base Salary	x	Target Bonus Percentage (% of Base Salary)	x	Corporate Pool Funding (Weighted Bonus % Funding)	x	Functional Goals Achievement (%)	x	Individual Performance Adjustment Factor	=	Bonus Earned ($)

The Executive Incentive Plans for each of our Executives other than our CEO provided (i) 70% of her or his bonus target was based on achievement of the Shared Corporate Goals and 30% for achievement of functional-related goals specific to her or his duties ("Functional Goals"), and (ii) the CEO or Committee could provide a positive or negative discretionary adjustment for individual performance to a minimum of 0% or a maximum of 200% of her or his target bonus so long as the sum of all Executive bonuses did not exceed the lesser of (i) the Corporate Pool Funding achievement percentage, or 150%.

The CEO Executive Incentive Plan was based entirely on achievement of company-wide performance goals ("Shared Corporate Goals") and the maximum amount payable was the lesser of (i) the Corporate Pool Funding achievement percentage, or (ii) 150% of his target bonus and was intended to comply with Internal Revenue Code Section 162(m) ("Section 162(m)"). Mr. Pickard's bonus under the Associate Incentive Plan was based entirely on functional-related goals specific to his duties and an individual performance adjustment factor. The maximum bonus amount payable was 200% of target.

Overall, our bonus programs are designed to achieve payouts over multiple years that average the target levels set by the Committee. To determine target cash compensation (base salary and annual cash bonus) for each Executive, the Committee established target amounts in part by examining the median of the range of cash bonuses and the total cash compensation targets of executives in similar positions with similar responsibilities at Peer Group companies; however, the Committee also used its own judgment to determine proper levels of compensation for each Executive. Actual bonuses paid to individual Executives could be above or below the targeted amounts but were subject to the maximum allowed under the applicable plans.

For fiscal year 2016, the "Shared Corporate Goals" of the Executives other than Messrs. Kannappan and Pickard comprised: Non-GAAP Operating Income; Operational Effectiveness; Associate Engagement; and Market Share.

(i)
Non-GAAP Operating Income was the measure of the Company’s overall success in generating profits against the annual target. Both the achievement and the annual target exclude legal costs associated with litigation brought by GN-Netcom;

(ii)	Operational Effectiveness is a measure of the timeliness of our customer deliveries against established targets;

(iii)
Associate Engagement is intended to maintain a productive and enjoyable workplace attractive to talented potential and exiting employees. It was measured by our percentile ranking amongst a benchmark group of companies in an annually administered Employee Engagement Survey; and

(iv)
Market Share is an important measure of the percentage of the total addressable market for our Enterprise products, measured by net revenues from Enterprise products divided by the sum of such net revenues plus similar net product revenue as reported from a leading competitor. We measured Market Share in this manner as, to our knowledge, no other public data on the Enterprise revenue of other competitors was readily available.

The target for each metric was set by the Committee as a reasonable goal based on our business plan and historical analysis.

Executive performance is evaluated annually against performance criteria after the close of the fiscal year and bonuses are typically paid in the first fiscal quarter of the following fiscal year.

Target Bonus Percentages

In the first quarter of each fiscal year, the Committee approves a target bonus percentage for each eligible Executive under the Executive Incentive Plans and Mr. Pickard under the Associate Incentive Plan, expressed as a percentage of each Executive's base salary. Target bonus percentages are determined based on each Executive’s position and level of responsibility.

The NEO target bonus percentages for fiscal year 2016 were as follows:

Fiscal Year 2016 Target Bonus (% of Base Salary)

Name
Ken Kannappan	110%
Pam Strayer	65%
Joe Burton	75%
Don Houston	65%
Rich Pickard	50%
Philip Vanhoutte	50%

The fiscal year 2016 target bonus percentages for each NEO except for Mr. Burton remained unchanged from those of fiscal year 2015. Mr. Burton's target bonus percentage increased from 65% to 75% as part of the annual executive compensation review and was effective June 29, 2015 to reflect his increased level of responsibility in his new position as Chief Commercial Officer.

Fiscal Year 2016 Executive Bonuses

The tables that follow illustrate the fiscal year 2016 targeted and actual bonuses for each NEO under the Executive Incentive Plans and Associate Incentive Plan, as applicable, with the financial objective measured at the consolidated level. In the tables below, if the financial objective was measured at a level below the consolidated level (such as at the level of geographic region or product category) and is not publicly disclosed information, the target goal itself is not included in the tables, but the percent achieved is shown. Accordingly, "Target" and "Actual" achievement results have been intentionally omitted as they constitute competitively sensitive commercial and financial information.

Additionally, within the limits of the aggregate Corporate Pool Funding, the Committee retained discretion to adjust individual awards consistent with the terms of the Executive Incentive Plans and Associate Incentive Plan. In awarding bonuses under our CEO's Executive Incentive Plan, the Committee assesses achievement of the Shared Corporate Goals and may only apply negative discretion to reduce the amount of his bonus based on the Committee's evaluation of his individual performance. For those other Executives under Executive Incentive Plans, the Committee evaluates their performance based on their contributions toward achievement of the Shared Corporate Goals and their individual efforts in connection with meeting their Functional Goals, each of which are set at the beginning of the fiscal year. Based on the Committee's evaluation of each individual's performance, it may award individual bonuses from the lower of zero percent up to a maximum of 200% of their individual target bonus. For Mr. Pickard whose bonus is awarded under the Associate Incentive Plan, the Committee evaluates his individual performance against his Functional Goals and may award his bonus between the lower of zero percent and a maximum of 200% of his individual target bonus. Variances in the tables below between the "Total Target Bonus Weighted Score" and "Actual Bonus Payout as a Percent of Individual Target" reflect the Committee's exercise of its discretion.

Ken Kannappan

Ken Kannappan's fiscal year 2016 Executive Incentive Plan and actual performance were as follows:

Performance Metric	Basis of Performance Metric	Target	Actual	% Achievement	Weight	Weighted Score
Non-GAAP Operating Income (in thousands)	Consolidated	$197,000	$163,400	—%	65.0%	—%
Operational Effectiveness	Consolidated	—	—	125.0%	10.0%	12.5%
Associate Engagement		—	—	50.0%	10.0%	5.0%
Market Share	Enterprise	—	—	110.0%	15.0%	16.5%
Total Target Bonus (in whole $)		$797,500			100.0%	34.0%
Corporate Pool Funding Achievement Percent			26.0%
Actual Bonus Payout as Percent of Individual Target			26.0%
Total Bonus Payout			$207,350

All of Mr. Kannappan's objectives were Shared Corporate Goals based on company-wide objectives. Under the terms of his Executive Incentive Plan, Mr. Kannappan's bonus cannot exceed the Corporate Pool Funding Achievement Percent. As such, his bonus was capped at 26% of target. During the five year period from fiscal year 2012 to fiscal year 2016, he was paid bonuses ranging from 26.0% to 112.0% of the target amounts for those years with an average over that period of 89.0%. In three of the five years, his bonus was greater than 100%.

Pam Strayer

Pam Strayer's fiscal year 2016 Executive Incentive Plan and actual performance were as follows:

Performance Metric	Basis of Performance Metric	Target	Actual	% Achievement	Weight	Weighted Score
Non-GAAP Operating Income (in thousands)	Consolidated	$197,000	$163,400	—%	35.0%	—%
Operational Effectiveness	Consolidated	—	—	125.0%	10.0%	12.5%
Associate Engagement		—	—	50.0%	10.0%	5.0%
Market Share	Enterprise	—	—	110.0%	15.0%	16.5%
Functional Goals		—	—	99.5%	30.0%	29.9%
Total Target Bonus (in whole $)		$251,485			100.0%	63.9%
Corporate Pool Funding Achievement Percent			26.0%
Actual Bonus Payout as Percent of Individual Target			32.0%
Total Bonus Payout			$80,475

Ms. Strayer manages Finance, Legal, Internal Audit, and Information Technology. Four of Ms. Strayer's objectives were Shared Corporate Goals comprising 70% of her Bonus. The remaining 30% was tied to achievement of her Functional Goals including maintaining and improving accounting quality, implementing certain global pricing initiatives, improving process efficiency and effectiveness, and achieving targets for a new market offering for subscription-based revenue.

Ms. Strayer joined Plantronics and began participating in the Executive Incentive Plan in fiscal year 2013. During the four year period from fiscal year 2013 to fiscal year 2016, she was paid bonuses ranging from 32.0% to 109.0% of the target amounts for those years with an average over that period of 87.8%. Her actual bonus payout for fiscal year 2013 was prorated based on the period of her employment commencement date to the end of fiscal year 2013. In three of the four years, her bonus was greater than 100%.

Joseph Burton

Joseph Burton's fiscal year 2016 Executive Incentive Plan and actual performance were as follows:

Performance Metric	Basis of Performance Metric	Target	Actual	% Achievement	Weight	Weighted Score
Non-GAAP Operating Income (in thousands)	Consolidated	$197,000	$163,400	—%	35.0%	—%
Operational Effectiveness	Consolidated	—	—	125.0%	10.0%	12.5%
Associate Engagement		—	—	50.0%	10.0%	5.0%
Market Share	Enterprise	—	—	110.0%	15.0%	16.5%
Functional Goals		—	—	111.3%	30.0%	33.4%
Total Target Bonus (in whole $)		$330,089			100.0%	67.4%
Corporate Pool Funding Achievement Percent			26.0%
Actual Bonus Payout as Percent of Individual Target			33.0%
Total Bonus Payout			$108,929

Mr. Burton manages the Product, Sales, Marketing, Technology and Strategy functions. Four of Mr. Burton's objectives were Shared Corporate Goals comprising 70% of his bonus. The remaining 30% was tied to achievement of his Functional Goals including implementing certain global pricing initiatives, product development process improvements, driving innovation, and increasing software features in our products.

Mr. Burton joined Plantronics and began participating in the Executive Incentive Plan in fiscal year 2012. During the five year period from fiscal year 2012 to fiscal year 2016, he was paid bonuses ranging from 33.0% to 116.5% of the target amounts for those years with an average over that period of 92.7%. His actual bonus payout for fiscal year 2012 was prorated based on the period of his employment commencement date to the end of fiscal year 2013. In three of the five years, his bonus was greater than 100%.

Don Houston

Don Houston's fiscal year 2016 Executive Incentive Plan and actual performance were as follows:

Performance Metric	Basis of Performance Metric	Target	Actual	% Achievement	Weight	Weighted Score
Non-GAAP Operating Income (in thousands)	Consolidated	197,000	$163,400	—%	35.0%	—%
Operational Effectiveness	Consolidated	—	—	125.0%	10.0%	12.5%
Associate Engagement		—	—	50.0%	10.0%	5.0%
Market Share	Enterprise	—	—	110.0%	15.0%	16.5%
Functional Goals		—	—	61.0%	30.0%	18.3%
Total Target Bonus (in whole $)		$267,800			100.0%	52.3%
Corporate Pool Funding Achievement Percent			26.0%
Actual Bonus Payout as Percent of Individual Target			—%
Total Bonus Payout (1)			$—

(1)    Mr. Houston was not awarded a bonus in fiscal year 2016 due to his failure to comply with a preservation order related to the GN-Netcom litigation. Had he been awarded a bonus at target based on actual Corporate Pool Funding Achievement Percentage and without allowance for discretion based on achievement of Shared Corporate Goals and individual performance of Functional Goals, he would have been paid a bonus of $69,628, equal to 26.0% of his bonus target.

Mr. Houston manages the Americas and Asia-Pacific sales regions. Four of Mr. Houston's objectives were Shared Corporate Goals comprising 70% of his bonus. The remaining 30% was tied to achievement of his Functional Goals, including revenue targets for all our products, targets for a new market offering for subscription-based revenue, and implementing certain global pricing initiatives.

During the five year period from fiscal year 2012 to fiscal year 2016, he was paid bonuses ranging from 0.0% to 115.0% of the target amounts for those years with an average over that period of 81.0%. In two of the five years, his bonus was greater than 100%.

Rich Pickard

Rich Pickard's fiscal year 2016 Associate Incentive Plan and actual performance were as follows:

Performance Metric	Target	Actual
Corporate Pool Funding Achievement Percent		46.8%
Actual Bonus Payout as Percent of Individual Target		30.0%
Total Bonus Payout	192,900	$57,870

Mr. Pickard manages all corporate legal matters, including litigation, compliance, contract management, intellectual property protection, securities and corporate governance. His specific fiscal year 2016 goals and objectives included litigation management, coordinating the implementation of a variety of business initiatives, proxy and annual stockholders meeting preparation, and revisions to corporate policies including our Code of Conduct.

Under the Associate Incentive Plan, each participant's actual bonus amount is determined based on her or his supervisor’s assessment of their individual performance and relative contribution to the organization’s performance as measured by their goals, objectives and competencies. The supervisor has the discretion to override performance of goals, objectives and competencies to raise or lower scores. A participant may receive between 0% and 200% of her or his target bonus. Mr. Pickard's fiscal year 2016 bonus was based on management’s assessment of his individual performance against his goals and relative contribution to the organization.

During the five year period from fiscal year 2012 to fiscal year 2016, he was paid bonuses ranging from 30.0% to 110.0%  of the target amounts for those years with an average over that period of 86.9%.  In three of the five years, his bonus was greater than 100%.

Philip Vanhoutte

In connection with a corporate restructuring in the third quarter of fiscal year 2016, Philip Vanhoutte entered into a Settlement Agreement with us effective February 23, 2016 ("Agreement") pursuant to which his employment terminated on April 1, 2016. Mr. Vanhoutte relinquished all rights he had to a bonus payment under his Executive Incentive Plan in exchange for our payment of the severance amount set forth in the Settlement Agreement. For a further description of the material terms of the Agreement, please see the section entitled "Mr. Vanhoutte's Settlement Agreement" elsewhere in this proxy statement.

Clawback Policy

The Committee has the right to require any Executive Incentive Plan participant, but not Mr. Pickard who participates in the Associate Incentive Plan, to repay any bonus amounts paid if there is a material financial restatement of corporate results for any prior year which resulted in overpayment under the plans; however, it is not our practice to automatically require repayment except as required under applicable laws and regulations. We have not had a financial restatement since the adoption of this policy. In the future, if we are required to restate our financial results for any prior year, the Committee will evaluate the facts and circumstances and may require repayment from those certain Executives who received undue amounts as a result of material or negligent misrepresentation of financial results.

Our right to recoupment expires, unless demand is made, within three years following payment of an applicable bonus and does not apply to equity awards. Our recoupment right is in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities. Our actual ability to collect repayment, if legal under state and federal laws, may vary.

Equity Incentive Awards

We offer equity awards to our Executives through our 2003 Stock Plan to encourage achievement of corporate objectives for the long-term benefit of the Company and our stockholders. In any given fiscal year, the Committee may approve grants of stock options, RSAs or RSUs, or any combination of the three, to Executives after consideration of a variety of factors including:

•	Equity granted to executives in similar jobs at comparable companies

•	An Executive's scope of responsibilities and actual performance

•	Input from our CEO (other than with respect to the CEO's equity awards)

•	The potential for particular Executives to influence our long-term growth and profitability

The Committee gives no particular weight to any factor. A subjective determination is made after considering the foregoing factors in the aggregate.

Review and Approval Process for Equity Awards

Typically, in the first quarter of a fiscal year the CEO and Senior Vice President of Human Resources provide the Committee with an assessment of each Executive's prior year performance other than their own. The CEO also provides an assessment of how each of the other Executives influenced overall corporate performance. Together with information provided by our compensation consultants, the CEO recommends the types of equity grants (typically RSAs or RSUs for all Executives and stock options for all Executives other than Mr. Pickard) and number of shares under each type for each Executive other than himself. The Committee then makes the final decision as to the types of equity grants and number of shares granted to each Executive.

Concurrently with this process, the Committee establishes a target total number of shares to be awarded each Executive. The Committee generally awards all target RSAs and RSUs to Executives in one annual award while awarding stock options in two semi-annual awards. The Committee uses this approach to balance potential benefits or penalties that may result from price volatility of our common stock. Further, granting options split into two semi-annual awards permits the Committee to assess Executive performance throughout the year. The Committee retains the discretion to modify (including increasing, decreasing, or eliminating) the second installment, based on criteria it deems appropriate.

The Committee typically grants the RSAs and RSUs and the first of the two stock option awards at or shortly after the beginning of each fiscal year and the second stock option award, if any, shortly after our financial and operating results for the first half of the fiscal year are final. Equity awards are generally granted effective after financial results are announced, typically three days after an applicable quarterly or annual earnings release. The Committee believes this follows best practices by allowing financial markets sufficient time to adjust after announcement of our operating results.

Stock options generally have a seven year term and vest over three years from the date of grant, with one-third of the shares vesting on the anniversary of the date of grant and the remaining shares vesting monthly thereafter until fully vested. During fiscal year 2014, we modified our vesting policy for RSAs and RSUs such that all RSAs and RSUs generally vest one-third of the shares annually over three years. RSAs and RSUs awarded prior to fiscal year 2014 continue to vest annually at the rate of twenty-five percent over four years. All vesting is subject to the continued employment of the Executive on each vesting date.

Fiscal Year 2016 NEO Equity Awards

In developing his Executive equity recommendations in fiscal year 2016, Mr. Kannappan considered the following information:

•
The history of prior awards to our Executives, the current and potential value of each of their vested and unvested holdings and each Executive's past performance, future contribution potential and other key compensation elements.

•	The total pool of our common stock budgeted for all employee awards for fiscal year 2016, and the portion allocated to the Executives as a percentage of the total.

•	Compensia's review of market-competitive compensation levels, as well as general market trends in equity grant practices.

•	The historical grant levels and historical market data regarding equity awards for comparable jobs in similar companies.

•	The anticipated current and Black-Scholes future value of the equity awards.

•
An appropriate split of the total number of shares awarded between varying types of equity awards. The actual split for each Executive was based on an evaluation of market practice, our CEO's assessment and recommendation, and the Committee's review and approval. In each case, factors considered included the benefit that would be received from stock options only if the stock price were to increase versus the fact that a benefit would be received from restricted stock whether the stock price increased or not.

Based upon all of the above-referenced factors, Mr. Kannappan recommended the Committee take into consideration market-competitive long-term incentive and total direct compensation levels, with appropriate variation based upon individual Executive performance. Mr. Kannappan reviewed his recommendations with Compensia and thereafter recommended a mix of between approximately 32% to 41% of the value of the Executive equity awards as stock options and 59% to 68% as RSAs or RSUs. As a vice-president who does not report directly to the CEO, Mr. Pickard is ineligible for stock options and therefore received only RSAs.

The Committee evaluated Mr. Kannappan's recommendations and such other information it deemed appropriate, giving no particular weight to any factor, and made a subjective determination, after considering all of the relevant factors in aggregate to approve the equity awards as set forth below.

In evaluating equity awards for Mr. Kannappan, the Committee considered, with the assistance of Compensia, factors similar to those above but specific to Mr. Kannappan. The total number of stock options, RSAs and RSUs awarded to him was determined by taking into account that the Committee chose not to increase Mr. Kannappan's base salary and his target total direct compensation was approximately 19% below the market median.

Based on the Committee's determination, the equity awards granted to our NEOs during fiscal year 2016 were as follows:

	Equity Awards Granted in April 2015		Equity Awards Granted in November 2015
Name	RSA and/or RSU Shares	Stock Option Shares	Stock Option Shares
Ken Kannappan	40,000	65,000	65,000
Pam Strayer	10,000	12,500	12,500
Joe Burton	20,000	27,500	27,500
Don Houston (1)	11,000	10,000	—
Rich Pickard	5,500	—	—
Philip Vanhoutte	4,000	6,000	6,000

(1) Mr. Houston was not awarded a second stock option grant in fiscal year 2016 due to his failure to comply with a preservation order related to the GN-Netcom litigation. In its April 25, 2015 meeting, the Committee preliminarily decided to award him 10,000 stock option shares in the second half of fiscal year 2016.

The actual grant date values of equity awards are reported in the Summary Compensation Table, below.

Fiscal Year 2017 NEO Equity Awards

For our current fiscal year 2017, the Committee met on May 3, 2016, as part of its regular annual review of Executive equity awards and agreed upon a target number of shares to be granted to all Executives, including the Executives who are our fiscal year 2016 NEOs. During that meeting, the Committee approved grants in the form of RSAs and in most cases the first of potentially two fiscal year 2017 stock options. The Committee also preliminarily set targets for stock option awards in the second half of fiscal year 2017. The number of shares and types of fiscal year 2017 equity awards approved for the fiscal year 2016 NEOs are set forth in the table below.

	Equity Awards Granted in May 2016		Equity Awards Targeted for Grant in November 2016
Name	RSA and/or RSU Shares	Stock Option Shares	Stock Option Shares
Ken Kannappan (1)	30,000	50,000	50,000
Pam Strayer (1)	13,000	15,000	15,000
Joe Burton (1)	25,000	40,000	40,000
Don Houston (2)	—	—	—
Rich Pickard (3)	3,000	—	—

(1) Based on the thirty-day average price of our common stock as of April 19, 2016 of $37.93, the Committee estimated the total value of Mr. Kannappan's fiscal year 2017 target equity awards at approximately $1,940,000; Ms. Strayer's at approximately $735,000; Mr. Burton's at approximately $1,594,000; and Mr. Pickard's at approximately $114,000.

(2) Mr. Houston has not and is not expected to be awarded any equity awards in fiscal year 2017 due to his failure to comply with a preservation order related to the GN-Netcom litigation.

(3) As a vice-president who does not report to the CEO, Mr. Pickard is ineligible for stock option grants.

Benefits Programs

We provide various employee benefit programs to our Executives, including medical, dental, life and disability insurance, a 401(k) plan and the opportunity to purchase our common stock through payroll deductions at a discounted price through our ESPP.

In addition, we provide limited matching contributions to participants of our 401(k) plan. These benefit programs are generally available to all our employees on substantially equal terms.

Perquisites

In addition to the standard benefits generally available to all employees, each Executive was eligible to receive an auto allowance. Additionally, each Executive other than Mr. Pickard was eligible to participate in or receive the following additional perquisites in fiscal year 2016:

•Financial, estate and tax services reimbursement
•Business club membership reimbursement
•Personal liability insurance reimbursement

Furthermore, during fiscal year 2016, each Executive was eligible to participate in an executive physical program that is intended to encourage our Executives to engage in preventive medical care.  Under the program, Executives are able to undergo physicals overseen by physicians. The examinations may include testing and consultations, as appropriate, based on each Executive’s medical situation.

The value of these additional benefits, constitute only a small percentage of each NEO's TDC and the amounts are included in the "Summary Compensation Table" located below in this Proxy Statement.

Deferred Compensation Plan

In 2013, we implemented a Deferred Compensation Plan (“2013 DCP”) which allows eligible employees, including our NEOs, to voluntarily defer receipt of some of their earned compensation on a pre-tax basis. The amounts deferred exceed the amounts they could otherwise defer under our 401(k) savings plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code. We implemented the 2013 DCP as a competitive practice to help attract and retain top talent, and we intend to re-evaluate it periodically. Due to its conservative design, we do not consider the 2013 DCP benefits material to any NEO’s overall compensation. For more information concerning the 2013 DCP, please see the "Non-Qualified Deferred Compensation" table located below in this Proxy Statement.

Relocation Assistance

Periodically, we may also provide relocation benefits to our Executives and other select employees to induce job candidates to accept job offers or new roles for certain open positions we deem critical to our business needs. These benefits may include transportation of household goods and cars, travel, temporary housing, car rental, storage, miscellaneous relocation allowances, and house-hunting trips. We do not provide home sale and purchase assistance or tax protection to offset costs incurred by Executives as a result of these relocations. Relocation benefits provided to NEOs, if any, are reported in the “All Other Compensation” column of the “Summary Compensation Table”.
Tax Considerations
When making Executive compensation decisions, the Committee considers the tax deductibility of the various compensation arrangements under Section 162(m). However, tax deductibility is not the primary factor in determining appropriate levels or modes of compensation. Since corporate objectives may not always coincide with tax deductibility requirements, we may, consistent with our compensation philosophy, approve programs under which payments are not fully deductible.

For fiscal year 2016, the Committee intended the CEO Executive Incentive Plan be compliant with Section 162(m). The higher potential bonuses available to our other Executives were intended to more heavily emphasize achievement of key corporate goals by individual performance. As part of its decision to allow potentially greater bonus payments to our non-CEO Executives, the Committee determined it was unlikely more than one Executive would exceed the Section 162(m) $1 million deduction limit.

In addition, the Committee intended that Executive equity awards in fiscal year 2016 meet the requirements for tax deductibility under Section 162(m). We intend to continue to evaluate the effects of the statute and any applicable regulations and to comply with Section 162(m) in the future to the extent consistent with the best interests of the Company and our stockholders.

Risk

We designed our compensation programs to avoid excessive risk. The following are some of the features of our programs intended to help us appropriately manage business risk:

•
an assortment of vehicles for delivering compensation, both fixed and variable, short-term and long-term, including cash and equity, intended to focus our employees, including our Executives, on specific objectives that help us achieve our business plan in alignment with long-term stockholder interests;

•	diversification of incentive-related risk by employing a variety of performance measures;

•	weighting of the various performance measures to avoid excessive attention to achievement of one measure over another;

•	annual equity grants, so employees, including our Executives, always have unvested awards that could decrease significantly in value if our business is not managed for the long-term;

•	annual goals and annual payment of bonuses to discourage short-term quarterly risk-taking;

•	potential repayment of unearned portions of bonuses in the event of material financial restatements; and

•	fixed maximum award levels for performance-based awards.

Annually, with Compensia’s input and assistance, we conduct a risk assessment of our compensation policies and practices, including those relating to our executive compensation program, and discuss the findings with the Committee. Based on this assessment, the Committee determined that our compensation policies and practices for fiscal year 2016 were not reasonably likely to have a material adverse effect on the Company.

Employment, Transition and Change of Control Severance Agreements for Our NEOs

To retain our Executives in the event of an acquisition, the Committee previously developed and approved change of control severance agreements ("Change of Control Agreements") that remained in effect throughout fiscal year 2016 for the majority of our Executives and all of the NEOs, other than Mr. Vanhoutte whose employment with us terminated in April 2016. In entering into these agreements, the Committee's primary objective was to maintain the continued dedication and objectivity of our Executives for our benefit and the benefit of our stockholders, notwithstanding the possibility of an acquisition. To retain our CEO, the Board further agreed in 1999, upon his commencement as CEO, to provide him severance compensation in the event of his voluntary resignation for certain good reasons and involuntary termination other than for cause, which terms remain in effect.

Mr. Kannappan's Employment Agreement

When signed in 1999, Mr. Kannappan's employment agreement provided that if his employment terminated for any reason other than for "Cause" (as defined in the agreement), he would be entitled to receive the benefits described below. Since then, the agreement has been amended several times to conform to requirements of Internal Revenue Code Section 409A and to update the change of control and severance provisions to fit current market conditions. As amended, his employment agreement is referred to as the "Employment Agreement."

Under his Employment Agreement, if Mr. Kannappan's employment is terminated for any reason other than for "Cause", then subject to his signing and not revoking a release of claims against us, for 24 months following the Termination Date ("Severance Payment Period") Mr. Kannappan is entitled to receive: (i) continued cash compensation payments equal to 75% of the average annual cash compensation earned based on the four full fiscal quarters immediately preceding the Termination Date; provided, however, the time for calculating 75% of the average annual cash compensation earned shall be measured by the average annual (four successive quarters grouped together) cash compensation earned in the 12 full fiscal quarters immediately preceding the Termination Date and (ii) the continued provision of "Company Benefits," including "Medical Benefits" (both as defined in his Employment Agreement). If Mr. Kannappan voluntarily reduces his compensation as a cost reduction measure, his continued cash compensation payment will be calculated as if the voluntary compensation reduction had not occurred.

The cash compensation is payable in accordance with our normal payroll policies applicable to all Executives. The foregoing payments and provision of Company Benefits will be discontinued and we will be entitled to a refund of all compensation paid if Mr. Kannappan breaches his proprietary information and covenant not to compete or solicit obligations.

If we terminate Mr. Kannappan's employment without "Cause" or if he resigns for "Good Reason", and such termination occurs on or within 24 months after a Change of Control (both as defined in his Employment Agreement), then he is entitled to receive: (i) accrued compensation; and (ii) a severance payment equal to the sum of: (A) 300% of his annual base salary in effect immediately prior to the termination date or (if greater) at the level in effect immediately prior to the Change of Control; and (B) 100% of his annual target cash bonus for the year in which the severance payment is triggered. Mr. Kannappan would also have been entitled to 100% of his quarterly target cash bonus; however, as we no longer offer quarterly incentive bonuses, we have confirmed with him that any severance payment would not include quarterly incentive target bonus amounts. As compared to the benefits received upon termination for any reason other than for "Cause", Mr. Kannappan would only receive certain benefit continuation coverage. His Employment Agreement provides that, if Mr. Kannappan is entitled to receive (1) the severance compensation described in the two preceding paragraphs above and (2) the compensation described in this paragraph, he will be entitled to receive only the payment which yields him the greatest economic benefit and not both payments described in subsections (1) and (2).

In addition, subject to Mr. Kannappan's continued employment through the effective date of a Change of Control, 100% of his outstanding equity awards will vest in full. Moreover, if his employment terminates, then that portion of any outstanding equity awards which would have vested had his employment not terminated will automatically be accelerated and he will become fully vested in such common stock or he shall have the right to exercise all or any portion of such options to acquire common stock, in addition to any portion of the option exercisable prior to such termination, as follows: if his termination is a result of (i) a "Voluntary Resignation" (as defined in his Employment Agreement), his outstanding equity awards will vest an additional 12 months; and (ii) an "Involuntary Termination" (as defined in his Employment Agreement) other than for Cause, or by reason of death or Disability, his outstanding equity awards will vest an additional 18 months. In the event of a termination of Mr. Kannappan's employment for Cause, all unvested equity awards shall terminate upon his Termination Date.

The Employment Agreement provides that cash severance benefits will be payable only following Mr. Kannappan's "separation from service" with us within the meaning of Section 409A and such payments may be subject to a six-month delay period if required under Section 409A.

Payments Upon Termination or Change of Control

The following table shows the potential payments to Mr. Kannappan upon termination or had a change of control occurred on April 2, 2016:

Executive Benefits and Payments Upon Separation	Termination for Any Reason Other Than For Cause		Termination Other Than For Cause After Change in Control		Termination for Cause
Compensation	$2,001,501	(1)	$2,972,500	(2)	$—
Company Benefits	$102,742	(3)(5)	$99,881	(4)	$—

(1)
Assuming termination occurred immediately following the end of fiscal year 2016, but before the end of the first fiscal quarter of 2017, and taking into account that Mr. Kannappan earned his fiscal year 2016 bonus, he would be entitled to receive, for 24 months after the Termination Date, continued cash compensation payments (according to our normal payroll policies) equal to 75% of the average annual cash compensation earned during the 12 full fiscal quarters immediately preceding the Termination Date. For a complete description of the benefits Mr. Kannappan is entitled to receive as well as the conditions for such payments, see "Mr. Kannappan's Employment Agreement" above.

(2)
Composed of (i) accrued compensation, (ii) 300% of annual base salary, and (iii) 100% of annual target bonus. Mr. Kannappan would have also been entitled to receive 100% of his quarterly incentive target bonus but we no longer offer quarterly incentive bonuses and he has confirmed that any termination related payment would not include a quarterly incentive target bonus.

(3)	Certain Company Benefits estimated at $102,742 based on fiscal year 2016 disability; life; comprehensive physical; and other group insurance benefits.

(4)	Continued Company Benefits reasonably estimated at $99,881 based on Mr. Kannappan's fiscal year 2016 medical benefit elections.

(5)
Throughout fiscal year 2016, we had an executive health physical examination program in effect that was intended to encourage Executives to engage in preventive medical care.  In fiscal year 2016, the amount paid for Mr. Kannappan's comprehensive physical was $4,825 and is included in the amount reported.

Accelerated Equity Vesting Upon Termination or Change of Control

The following table shows the potential value of accelerated vesting of Mr. Kannappan's outstanding unvested equity awards had his employment terminated upon his voluntary resignation, involuntary termination, or a change of control, on April 2, 2016:

Vesting Event	Number of Stock Options Shares Vesting	Value of Stock Option Shares Vesting (1)	Number of RSA or RSU Shares Vesting	Value of RSA or RSU Shares Vesting (2)	Total Value of Equity on Vesting Event
Voluntary Resignation (3)	122,917	$—	34,584	$1,361,226	$1,361,226
Involuntary Termination (4)(5)	156,251	$—	57,917	$2,279,613	$2,279,613
Change of Control	195,835	$—	71,250	$2,804,400	$2,804,400

(1)
The value is calculated by multiplying the number of unvested shares by the difference between our common stock price of $39.36 on April 2, 2016 and the exercise price of the stock options, with negative values, if any, reported as zero.

(2)	The value is calculated by multiplying the number of unvested RSA and RSU shares by our common stock price of $39.36 on April 2, 2016.

(3)	Represents the number of shares that would have vested had his employment continued for another 12 months.

(4)	Represents the number of shares that would have vested had his employment continued for another 18 months.

(5)	Involuntary Termination includes termination other than for Cause or due to Death or Disability, each as defined in the Employment Agreement.

If Mr. Kannappan's employment is terminated for Cause, all unvested equity awards terminate on his Termination Date.

Mr. Vanhoutte's Settlement Agreement
In connection with a corporate restructuring in the third quarter of fiscal year 2016, Mr. Vanhoutte's employment with us ended immediately prior to the end of fiscal year 2016. After negotiation, we entered into a Settlement Agreement with him effective February 23, 2016 ("Agreement"). Under the terms of the Agreement, Mr. Vanhoutte's employment ended on April 1, 2016 but his corporate relationship with us, including his role as Managing Director, ended effective February 23, 2016. After February 23, 2016, he was no longer required to perform his normal duties for us although he was obligated to remain available to provide information and answer questions through April 1, 2016.
In exchange for his availability through April 1, 2016, we continued to pay his then-current monthly compensation, including base monthly salary of Euro 24,569 (approximately US$28,043 at exchange rates in effect in February 2016), plus holiday pay and benefits, all of which was fully and finally settled prior to May 1, 2016. On March 31, 2016, we paid Mr. Vanhoutte the net sums due after withholding on a gross severance amount of Euro 946,033, (approximately US$1,032,500 at the exchange rate of 1 Euro to $1.0914 in effect on that date), which included the transition payment due under the laws of The Netherlands and any and all bonuses under his Executive Incentive Plan for fiscal year 2016.

Additionally, we have reimbursed approximately $4,759, excluding Value Added Tax, for Mr. Vanhoutte's advisors in connection with legal consultations and remain responsible for up to approximately $3,972 for his 2015 tax filing. We also paid approximately $6,809 for six months of outplacement professional services which was paid directly to the service provider.

The Agreement also provided for, amongst other terms, a continuing obligation to maintain confidentiality, mutual non-disparagement terms, return of Company property requirements, and a release of claims.

Other Named Executive Officer Agreements

In general, the Change of Control Agreements for Messrs. Burton, Houston and Pickard provide that, if a "Change of Control" (as defined in the Change of Control Agreements) occurs, then 100% of their respective outstanding equity awards will vest according to the vesting schedule specified in our 2003 Stock Plan.

In addition, if an Executive's employment is terminated by us without "Cause" or by the Executive for "Good Reason" (as defined in the Change of Control Agreements) within 24 months after a Change of Control, the Executive is entitled to receive:

•	accrued compensation; and

•	a severance payment equal to the sum of:

◦	100% of the Executive's annual base salary in effect immediately prior to the Executive's termination date or (if greater) at the level in effect immediately prior to the Change of Control;

◦	the pro rata portion or all of the Executive's annual target incentive bonus that the Executive has earned but not yet been paid; and

◦	100% of the Executive's annual target incentive bonus for the year in which the severance payment is triggered.

The Change of Control Agreements also provide for each Executive to receive the following severance benefits:

•	continuation of certain health benefits for the Executive and his or her eligible dependents for not more than 12 months following the termination date; and

•	full vesting of the Executive's equity awards to the extent outstanding on the termination date and not otherwise vested.

The receipt of benefits under the Change of Control Agreements are subject to compliance with the terms of (i) the standard confidentiality agreement between the Executive and us; (ii) an agreement not to solicit other employees to terminate their employment with us for a period of two years; and (iii) a release of claims against us.

The Change of Control Agreements also contain provisions designed to provide each Executive the greatest amount of benefits after taking into account taxes that may be payable under Section 4999 of the Internal Revenue Code if any of the benefits constitute "parachute payments" under 280G of the Internal Revenue Code.

The Change of Control Agreements provide that cash severance benefits will be payable following the Executive's "separation from service" with us within the meaning of Section 409A and that such payments may be subject to a six-month delay period if required under Section 409A.

The Change of Control Agreement for Ms. Strayer is identical to the Change of Control Agreements of the other NEOs except she would receive severance equal to the sum of: (i) 200% of her annual base salary; (ii) that pro rata portion or all of her annual target cash bonus that she has earned but not yet been paid; and (iii) 200% of her annual target incentive bonus for the year in which the severance payment is triggered. Ms. Strayer's compensation is greater than the other NEOs (other than our CEO) because the Committee determined the increased amount was appropriate for someone serving in the role of chief financial officer.

The agreements with our Executives do not provide for compensation or benefits if they terminate their employment voluntarily or we terminate their employment for cause. For Ms. Strayer and Messrs. Burton, Houston, and Pickard the following table shows the potential payments upon termination by us without "Cause" or by the NEO for "Good Reason" within 24 months after a change of control, if such termination had occurred on April 2, 2016:

Name	Executive Compensation and Benefits Upon Separation	Termination Without Cause or for Good Reason After Change in Control
Pam Strayer	Compensation	$1,357,245	(1)
	Benefits	$35,847	(2)
Joe Burton	Compensation	$905,179	(3)
	Benefits	$23,476	(2)
Don Houston	Compensation	$679,800	(3)
	Benefits	$35,847	(2)
Rich Pickard	Compensation	$636,570	(3)
	Benefits	$25,673	(2)

(1)
Composed of (i) 200% of annual base salary, (ii) that pro rata portion of the annual target incentive bonus earned but not yet been paid, and (iii) 200% of the annual target incentive bonus for the year in which the severance payment is triggered.

(2)	Amounts estimated based on certain employee medical benefit elections in fiscal year 2016.

(3)
Composed of (i) 100% of annual base salary, (ii) that pro rata portion of the annual target Bonus that has been earned but not yet been paid, and (iii) 100% of the annual target Bonus for the year in which the severance payment is triggered.

Accelerated Equity Vesting Upon Termination or Change of Control

The table below shows the potential value of accelerated vesting of outstanding equity awards held by our NEOs, other than Mr. Kannappan, had their employment terminated upon a change of control on April 2, 2016.

Name	Number of Stock Options Shares Vesting	Value of Stock Option Shares Vesting (1)	Number of RSA Shares Vesting	Value of RSA Shares Vesting (2)	Total Value of Equity on Change of Control
Pam Strayer	36,390	$—	22,499	$885,561	$885,561
Joe Burton	80,973	$—	39,916	$1,571,094	$1,571,094
Don Houston	24,237	$—	22,999	$905,241	$905,241
Rich Pickard	—	$—	11,832	$465,708	$465,708

(1)
The value is calculated by multiplying the number of unvested shares by the difference between our common stock price of $39.36 on April 2, 2016 and the exercise price of the stock options, with negative values, if any, reported as zero.

(2)	The value is calculated by multiplying the number of unvested RSA shares by our common stock price of $39.36 on April 2, 2016.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by us for fiscal years 2016, 2015 and 2014 to the NEOs. For a narrative description of our compensation philosophy and compensation elements, see the section "Compensation Discussion and Analysis" above.

Name and Principal Position	Fiscal Year	Salary (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Ken Kannappan	2016	$738,942	$2,156,400	$1,475,286	$207,350	$86,336	$4,664,314
Director, President and CEO	2015	$718,750	$1,279,800	$1,244,466	$892,881	$118,064	$4,253,961
	2014	$700,000	$1,384,500	$1,107,540	$759,021	$133,627	$4,084,688
Pam Strayer	2016	$388,865	$539,100	$283,709	$80,475	$39,498	$1,331,647
Senior Vice President and CFO	2015	$358,750	$426,600	$207,411	$258,063	$36,845	$1,287,669
	2014	$336,251	$461,500	$221,508	$238,901	$32,042	$1,290,202
Joe Burton	2016	$456,250	$1,078,200	$624,159	$108,929	$55,001	$2,322,539
Executive Vice President and Chief Commercial Officer	2015	$416,250	$853,200	$518,528	$301,113	$71,803	$2,160,894
	2014	$386,250	$599,950	$332,262	$295,328	$57,208	$1,670,998
Don Houston	2016	$416,923	$593,010	$114,844	$—	$40,618	$1,165,395
Senior Vice President, Sales	2015	$395,000	$426,600	$259,264	$249,000	$39,124	$1,368,988
	2014	$379,010	$461,500	$276,885	$284,050	$57,823	$1,459,268
Rich Pickard (5)	2016	$382,516	$296,505	$—	$57,870	$36,239	$773,130
Vice President, Legal, General Counsel and Secretary	2015	N/A	N/A	N/A	N/A	N/A	N/A
	2014	N/A	N/A	N/A	N/A	N/A	N/A
Philip Vanhoutte (6)	2016	$363,209	$215,640	$136,180	$—	$1,212,344	$1,927,373
Former Senior Vice President and Managing Director, Europe and Africa	2015	$337,618	$170,640	$124,447	$163,246	$112,996	$908,947
	2014	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Fiscal year 2016 included 53 weeks. The amount in the Salary column reflects the actual amount paid to each NEO as a consequence of the additional week.

(2)
Stock awards amounts and option awards amounts reported are the aggregate grant date fair value of stock-related awards in fiscal year 2016 computed in accordance with FASB ASC Topic 718. Refer to Note 2 – Significant Accounting Policies, Stock-Based Compensation Expense and Note 10 – Stock Plans and Stock-Based Compensation to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, as filed with the SEC on May 16, 2016 for the assumptions used to value such awards. The amounts shown exclude the impact of estimated forfeitures.

(3)	All amounts reported for fiscal years 2014, 2015, and 2016 were annual amounts earned under the EIP and were paid on June 5, 2014, June 4, 2015, and June 2, 2016, respectively.
Mr. Houston did not receive a bonus under the Executive Incentive Plan in fiscal year 2016 due to his failure to comply with a preservation order related to the GN-Netcom litigation. Had he been awarded a bonus at target based on actual Corporate Pool Funding Achievement Percentage under his Executive Incentive Plan and without allowance for discretion based on achievement of Shared Corporate Goals and individual performance of Functional Goals, he would have been paid a bonus of $69,628, equal to 26.0% of his bonus target.

(4)
Amounts shown include our contributions or other allocations to defined contribution plans for benefits such as employer 401(k) contributions; 401(k) match payments; pension contributions (for Mr. Vanhoutte); restricted stock award dividends; supplemental benefit programs available only to employees whose titles are vice president and above, including a program to reimburse participants for certain limited medical expenses, a comprehensive physical program, and auto allowances; a patent award; and a gift card issued to all participants in our Worldwide Sales Meeting. For those Executives whose titles are senior vice president and above, we also reimburse certain legal and financial planning services, business club membership and personal liability insurance premiums.

Dividends paid on restricted stock awards in fiscal year 2016 for Messrs. Kannappan and Burton were $42,975 and $25,184, respectively.
In fiscal year 2016 we paid premiums for a personal liability policy for Mr. Kannappan in the amount of $10,514.
Mr. Vanhoutte received a housing allowance of $30,979 in fiscal year 2016, which amount is included in the amount reported. Mr. Vanhoutte's car allowance consisted of payment of car taxes totaling $34,644 in fiscal year 2016. We also paid $38,920 as a lump sum corrective pension contribution payment for the benefit of Mr. Vanhoutte in fiscal year 2016.

(5)	Mr. Pickard was not a NEO in fiscal years 2014 and 2015.

(6)	Mr. Vanhoutte was not a NEO in fiscal year 2014.
In connection with a corporate restructuring in the third quarter of fiscal year 2016, Mr. Vanhoutte's employment with us ended immediately prior to the end of fiscal year 2016. After negotiation, we entered into a Settlement Agreement with him effective February 23, 2016 ("Agreement"). Because Mr. Vanhoutte's employment ended prior to the vesting of the fiscal year 2016 stock awards and option awards, the amounts reported in the Stock Awards and Option Awards columns above were forfeited in their entirety. For a further description of the material terms of the Agreement, please see the section entitled "Mr. Vanhoutte's Settlement Agreement" elsewhere in this proxy statement.
All other cash compensation to Mr. Vanhoutte during fiscal year 2016, was paid in Euros and is reported here in U.S. Dollars (USD) after conversion using the exchange rate in effect on the date of each payment to or on behalf of Mr. Vanhoutte.

GRANTS OF PLAN-BASED AWARDS

The following table shows information concerning plan based awards to our NEOs during fiscal year 2016:

	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock Awards	Grant Date Fair Value of Option Awards
Name		Threshold ($)	Target ($)	Maximum ($)
Ken Kannappan (4)		$398,750	$797,500	$1,196,250
	4/29/2015				40,000			$2,156,400
	4/29/2015					65,000	$53.91		$746,486
	11/10/2015					65,000	$52.82		$728,800
Pam Strayer		$125,743	$251,485	$502,970
	4/29/2015				10,000			$539,100
	4/29/2015					12,500	$53.91		$143,555
	11/10/2015					12,500	$52.82		$140,154
Joe Burton		$170,625	$341,250	$682,500
	4/29/2015				20,000			$1,078,200
	4/29/2015					27,500	$53.91		$315,821
	11/10/2015					27,500	$52.82		$308,338
Don Houston		$133,900	$267,800	$535,600
	4/29/2015				11,000			$593,010
	4/29/2015					10,000	$53.91		$114,844
Rich Pickard		$96,450	$192,900	$385,800
					5,500			296,505
Philip Vanhoutte		$80,443	$160,886	$321,772
	4/29/2015				4,000			$215,640
	4/29/2015					6,000	$53.91		$68,906
	11/10/2015					6,000	$52.82		$67,274

(1)
NEO equity awards were granted on April 29, 2015 and November 10, 2015, two and three trading days after announcement of fourth quarter fiscal year 2015 and second fiscal quarter fiscal year 2016 financial results, respectively. The exercise price of stock options is equal to the closing market price of our common stock on the date of grant. See also Note 3.

(2)	Actual amounts paid under the fiscal year 2016 Executive Incentive Plans and Associate Incentive Plan are set forth in the "Summary Compensation Table" above.

(3)
Restricted stock awards and restricted unit awards vest in three installments on the tenth day of the calendar month after the first, second and third anniversaries of the date of grant. 33.3% of the shares subject to stock options vest on the first anniversary of the grant, and 1/36th of the shares vest each month thereafter.

Mr. Kannappan's award consisted of 36,000 shares in the form a restricted stock award and an additional 4,000 shares in the form of a restricted stock unit award. Mr. Vanhoutte's award consisted of 4,000 shares in the form of a restricted stock unit award.

(4)
The "Maximum" Mr. Kannappan could receive under the CEO EIP was the lesser of (i) the Corporate Pool Funding achievement percentage, or (ii) 150% of his "Target" award amount. The greater of these two values are shown in the table above; however, for Mr. Kannappan to receive 150% of his target Bonus, the Corporate Pool Funding must also equal 150%. In addition, please see the discussion of acceleration of equity grants in the section entitled "Mr. Kannappan's Employment Agreement."

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the number of shares acquired and value realized for stock options exercised and restricted stock awards vested during fiscal year 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Ken Kannappan	42,243	$1,222,634	26,250	$1,425,938
Pam Strayer	18,334	$302,232	9,167	$514,719
Joe Burton	31,000	$652,648	19,500	$1,085,112
Don Houston	32,500	$639,497	10,417	$573,414
Rich Pickard	—	$—	5,751	$317,731
Philip Vanhoutte	43,000	$121,696	4,417	$242,876

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information about stock options and restricted stock awards held by our NEOs that were outstanding as of the end of fiscal year 2016:

	Option Awards (1)					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Ken Kannappan	21,886	—	$30.04	5/7/2017	(2)
	50,000	—	$36.28	11/5/2017	(2)
	100,000	—	$36.67	5/6/2018	(2)
	50,000	—	$33.12	11/4/2018	(2)
	65,000	—	$32.07	5/4/2019	(2)
	65,000	—	$32.94	11/2/2019	(2)
	47,222	2,778	$46.15	5/10/2020	(3)
	40,277	9,723	$42.96	11/1/2020	(3)
	38,333	21,667	$42.66	5/2/2021	(3)
	28,333	31,667	$51.87	10/31/2021	(3)
	—	65,000	$53.91	4/29/2022	(3)
	—	65,000	$52.82	11/10/2022	(3)
						71,250	2,804,400	(4)
Pam Strayer	2,223	—	$31.92	7/16/2019	(2)
	2,777	556	$46.15	5/10/2020	(3)
	2,777	1,945	$42.96	11/1/2020	(3)
	3,055	3,611	$42.66	5/2/2021	(3)
	4,722	5,278	$51.87	10/31/2021	(3)
	—	12,500	$53.91	4/29/2022	(3)
	—	12,500	$52.82	11/10/2022	(3)
						22,499	885,561	(5)
Joe Burton	16,000	—	$35.16	5/23/2018	(2)
	5,000	—	$32.94	11/2/2019	(2)
	14,166	834	$46.15	5/10/2020	(3)
	12,083	2,917	$42.96	11/1/2020	(3)
	15,792	9,208	$42.66	5/2/2021	(3)
	11,806	13,194	$51.87	10/31/2021	(3)
	—	27,500	$53.91	4/29/2022	(3)
	—	27,500	$52.82	11/10/2022	(3)
						39,916	1,571,094	(6)
Don Houston	17,500	—	$24.11	10/30/2016	(2)
	17,500	—	$30.04	5/7/2017	(2)
	17,500	—	$36.28	11/5/2017	(2)
	31,000	—	$36.67	5/6/2018	(2)
	13,500	—	$33.12	11/4/2018	(2)
	17,500	—	$32.07	5/4/2019	(2)
	17,500	—	$32.94	11/2/2019	(2)
	11,805	695	$46.15	5/10/2020	(3)

	10,069	2,431	$42.96	11/1/2020	(3)
	7,986	4,514	$42.66	5/2/2021	(3)
	5,903	6,597	$51.87	10/31/2021	(3)
	—	10,000	$53.91	4/29/2022	(3)
						22,999	905,241	(7)
Rich Pickard	—	—	$—	—		11,832	465,708	(8)
Philip Vanhoutte (9)	4,722	—	$46.15	4/1/2017	(2)
	4,027	—	$42.96	4/1/2017	(2)
	3,666	—	$42.66	4/1/2017	(2)
	2,833	—	$51.87	4/1/2017	(2)

(1)
All unvested options vest over a three-year period with 1/3 vesting on the first anniversary of the grant date and 1/36th per month thereafter subject to the continued employment of the employee on each vesting date. For restricted stock awards made prior to fiscal year 2013, vesting occurs annually over a four-year period for awards of less than 10,000 shares; for awards of 10,000 shares or more, vesting occurs quarterly over the four-year period so long as the employee remains employed by us. For awards granted in fiscal year 2013, vesting occurs in equal annual installments over a four-year period until fully vested. For awards granted in fiscal year 2014 and thereafter, vesting occurs in equal annual installments over a three-year period until fully vested. For all awards, vesting is subject to the continued employment of the employee on each vesting date.

(2)	Stock Option is fully vested.

(3)	Stock options fully vest in the order listed in the table above on May 10, 2015, November 1, 2016, May 2, 2017, October 31, 2017, April 29, 2018, and November 10, 2018, respectively.

(4)
Based on four restricted stock awards granted on May 4, 2012, May 10, 2013, May 2, 2014, and April 29, 2015, respectively, and one restricted stock unit granted on April 29, 2015, with 1,250, 10,000, 20,000, 36,000 and 4,000 shares, respectively, remaining unvested at the end of fiscal year 2016. Valued at $39.36 per share, the closing price of our common stock on April 2, 2016.

(5)
Based on four restricted stock awards granted on July 16, 2012, May 10, 2013, May 2, 2014, and April 29, 2015, respectively, with 2,500, 3,333, 6,666 and 10,000 shares, respectively, remaining unvested at the end of fiscal year 2016. Valued at $39.36 per share, the closing price of our common stock on April 2, 2016.

(6)
Based on four restricted stock awards granted on May 4, 2012, May 10, 2013, May 2, 2014, and April 29, 2015, respectively, with 2,250, 4,333, 13,333, and 20,000 shares, respectively, remaining unvested at the end of fiscal year 2016. Valued at $39.36 per share, the closing price of our common stock on April 2, 2016.

(7)
Based on four restricted stock awards granted on May 4, 2012, May 10, 2013, May 2, 2014, and April 29, 2015, respectively, with 2,000, 3,333, 6,666, and 11,000 shares, respectively, remaining unvested at the end of fiscal year 2016. Valued at $39.36 per share, the closing price of our common stock on April 2, 2016.

(8) Based on four restricted stock awards granted on May 4, 2012, May 31, 2013, May 2, 2014, and April 29, 2015, respectively, with 1,000, 1,666, 3,666, and 5,500 shares, respectively, remaining unvested at the end of fiscal year 2016. Valued at $39.36 per share, the closing price of our common stock on April 2, 2016.
(9) All vesting of Mr. Vanhoutte's outstanding restricted stock units and stock options ceased on April 1, 2016. Because the termination of his employment qualified as a retirement under the terms of our 2003 Stock Plan, Mr. Vanhoutte has 12 months from the date of termination to exercise the outstanding stock options.

NON-QUALIFIED DEFERRED COMPENSATION

The 2013 DCP
Effective May 24, 2013, we established a non-qualified deferred compensation plan (the "2013 DCP") for a select group of management or highly compensated employees, including our NEOs. The 2013 DCP is unsecured and is designed to comply with Section 409A of the Internal Revenue Code. The 2013 DCP is administered by a committee (the "Plan Committee") established by the Compensation Committee. Except as the Plan Committee may otherwise determine, participants may annually defer up to a maximum of 100% of their cash compensation (base salary, bonuses, commissions, and such other cash-based compensation (if any) approved by the Plan Committee as compensation that may be deferred under the 2013 DCP), although the Plan Committee may reduce the deferrals to the extent necessary to satisfy all applicable tax withholdings and other deductions required by applicable law.
Under the 2013 DCP, we can make discretionary contributions to any one or more participants in any year provided such contributions are approved by the Compensation Committee or the Board. However, in practice we have limited such contributions to the amounts the participants would have been entitled to receive under our 401(k) plan generally available to all employees. We did not make any contributions in fiscal year 2016.
Participants may select from investment options determined by the Plan Committee. We have elected to informally fund the plan using taxable securities placed in a grantor trust. A participant’s investment allocation constitutes a deemed, not actual, investment among the investment options. Each account is adjusted to reflect positive or negative adjustments to the value of an account on each business day to reflect the net earnings, gains, losses, expenses, appreciation and depreciation associated with the investment option for the deemed investment of each portion of the account allocated to such option. We do not guarantee any returns on participant contributions. Benefits will be paid under the 2013 DCP in the event of (i) a participant’s separation from service, (ii) a specified date selected by the participant, (iii) the participant’s disability, (iv) the participant’s death, or (v) the participant’s unforeseeable emergency, all in accordance with the terms of the 2013 DCP or elections made by a particular participant under the 2013 DCP. Benefits paid in the event of the participant’s death, disability or unforeseeable emergency are paid in a lump sum. Benefits paid in the event of the participant’s separation from service or upon a specified date are payable in a lump sum unless the participant elected an alternate form of payment in accordance with the terms of the 2013 DCP. Permissible alternate forms of payment for the separation from service benefit are substantially equal installments over a period of two to ten years, as elected by the participant, or a lump sum payment of a designated percentage of the separation from service benefit, with the balance paid in substantially equal annual installments over a period of two to ten years, as elected by the participant. The permissible alternate form of payment for the specified date benefit is substantially equal annual installments over a period of two to ten years, as elected by the participant. Participant deferrals are 100% vested at all times. In fiscal year 2016, Messrs. Kannappan, Burton, Houston and Pickard were the only NEOs who participated in the 2013 DCP and none made any withdrawals.
The 1994 DCP
In addition, in 1994 we established a non-qualified deferred compensation plan (the "1994 DCP"). Mr. Kannappan is the only NEO with a balance remaining in the 1994 DCP. His last contribution to the 1994 DCP occurred in fiscal year 1998. The 1994 DCP was frozen in fiscal year 2005.
The 1994 DCP provided certain participating executive employees (including Mr. Kannappan) the ability to defer receipt of up to 25% of all amounts paid or payable or reasonably anticipated to be paid or payable to each of them annually. Each participant’s compensation deferrals were credited to a bookkeeping account and, subject to certain restrictions, each participant could elect to have their cash deferrals in such account invested in one of several investment options, including Plantronics common stock, although we were not obligated to actually invest any deferred amounts in the selected investment options.
As the sole remaining participant in the 1994 DCP, Mr. Kannappan may receive a distribution of deferred amounts, plus any earnings thereon (or less any losses), within 90 days of a date specified by him or, if earlier, upon a decline in our financial strength or for severe financial hardship. All distributions must be in the form of a lump sum payment, except in the case of his death or when he attains the age of 70, in which case distributions may be paid in semi-annual installments over a period of time previously specified by him. At all times Mr. Kannappan is and has been fully vested in the amounts he contributed to his account. Mr. Kannappan did not make any withdrawals from the 1994 DCP during fiscal year 2016.

The following table provides information about contributions, earnings, and balances under the 1994 DCP and 2013 DCP, respectively and as applicable, as of March 31, 2016:

NON-QUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)		Aggregate Balance at Last Fiscal Year End ($)
Ken Kannappan	1,475,290	(1)	(96,263)	(2)	4,013,182	(3)
Joe Burton	99,367		(1,374)		97,994
Don Houston	570,646		(108,426)		1,379,140
Rich Pickard	91,278		(5,229)		231,496

(1)	All contributions were made solely under the 2013 DCP and were reported as Salary within the Summary Compensation Table.

(2)
Aggregate earnings/(losses) consist of ($104,883) and $8,620 under the 2013 DCP and 1994 DCP, respectively. Neither amount is included in the compensation reported for Mr. Kannappan in the "Summary Compensation Table" above.

(3)
The aggregate balance is composed of $3,371,229 and $641,953, from the 2013 DCP and 1994 DCP, respectively. The aggregate balance of the 1994 DCP consists of 14,946 shares of our common stock valued at $588,275 based on the closing price of our common stock of $39.36 per share as of April 2, 2016, and accumulated cash of $6,727 and mutual funds valued at $46,951. The amounts deferred under the 1994 DCP were previously reported in prior year Summary Compensation Tables.

Compensation Committee Interlocks and Insider Participation

Directors Tseu, Hammann and Hart served as members of the Compensation Committee during fiscal year 2016, none of whom was an officer or employee of Plantronics during fiscal year 2016 and none of whom had any relationship requiring disclosure as required by Item 404 of Regulation S-K. None of the relationships described in Item 407(e)(4)(iii) of Regulation S-K existed during fiscal year 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

If a related party transaction is determined by our General Counsel to be material to us, the Audit Committee must review and approve the matter in writing in advance of any such transactions. We must report all such transactions under applicable accounting rules, federal securities laws, and NYSE rules. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to the related business. We did not have any related party transactions in fiscal year 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received, or certain written representations from the reporting persons, we believe that, during fiscal year 2016, all filing requirements applicable to our officers and directors were performed in compliance with the requirements of Section 16(a).

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend.

For the Board of Directors

/s/ Rich Pickard
Rich Pickard
Secretary
Dated: June 16, 2016

APPENDIX A

REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the Audit Committee's report submitted to the Board of Directors for the fiscal year ended March 31, 2016.

The Audit Committee of the Board of Directors has:

•
reviewed and discussed Plantronics' audited consolidated Financial Statements for the fiscal year ended March 31, 2016 with Plantronics' management, which has primary responsibility for those statements;

•
discussed with PricewaterhouseCoopers LLP, Plantronics' independent registered public accounting firm, the matters required to be discussed by by standards promulgated by the AICPA and Public Company Accounting Oversight Board (PCAOB), including Auditing Standard No. 16, “Communications with Audit Committees”; and

•
received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

The Board of Directors determined that each member of the Audit Committee is, and has been at all times during the 2016 fiscal year, "independent" as defined under the NYSE listing standards and Plantronics independence guidelines. Each member of the Audit Committee also satisfies the SEC's additional independence requirement under Rule 10A-3(b) of the Securities Exchange Act for members of Audit Committees. The Board of Directors has further determined that directors Gregg Hammann, Marshall Mohr and Marv Tseu are "audit committee financial experts" as such term is defined in Item 407 of Regulation S-K, as promulgated by the SEC.

Based on the foregoing review and discussion, the Audit Committee recommended to the Board of Directors that the audited consolidated Financial Statements be included in Plantronics' 2016 Annual Report on Form 10-K.

The Audit Committee

Brian Dexheimer
Gregg Hammann
Marshall Mohr (Chair)
Marv Tseu

APPENDIX B
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2016 and this Proxy Statement.

Members of the Compensation Committee:

Gregg Hammann (Chair)
John Hart
Marv Tseu

APPENDIX C
PLANTRONICS, INC.
2002 EMPLOYEE STOCK PURCHASE PLAN

Amended and restated effective May 19, 2016, subject to approval of stockholders on August 4, 2016

1.
Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions or a cash contribution, if applicable. This Plan includes two components: a Code Section 423 Plan Component and a Non-423 Plan Component. It is the intention of the Company to have the Code Section 423 Plan Component qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code and the provisions of the Plan with respect to the Code Section 423 Component, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. In addition, this Plan authorizes the grant of options under the Non-423 Plan Component that do not qualify under Section 423 of the Code, pursuant to the rules, procedures or sub-plans adopted by the Administrator that are designed to achieve tax, securities laws or other objectives for Employees and/or the Company. Except as otherwise indicated, the Non-423 Plan Component will operate and be administered in the same manner as the Code Section 423 Plan Component.

2.	Definitions.

(a)	“Administrator” shall mean the Board of Directors of the Company or any committee of members of the Board of Directors authorized to administer the Plan.

(b)
“Applicable Laws” shall mean the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where the Plan is, or will be, offered.

(c)
“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(d)
“Code Section 423 Plan Component” shall mean the component of this Plan that is intended to meet the requirements set forth in Section 423(b) of the Code. The Code Section 423 Plan Component shall be construed, administered and enforced in accordance with Section 423(b) of the Code.

(e)	“Common Stock” shall mean the common stock of the Company.

(f)	“Company” shall mean Plantronics, Inc., a Delaware corporation.

(g)
“Compensation” shall mean a Participant's base straight time gross earnings rate, exclusive of any payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions, car allowances, profit-sharing and other compensation. The Administrator shall have the discretion to determine what constitutes Compensation for Participants under the Plan, but for purposes of Participants participating in the Code Section 423 Plan Component, it will be applied on a uniform, non-discriminatory basis.

(h)
“Designated Subsidiary” shall mean any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. The Administrator may provide that any Designated Subsidiary shall only be eligible to participate in the Non-423 Plan Component and at any given time, a Subsidiary that is a Designated Subsidiary under the Code Section 423 Plan Component shall not be a Designated Subsidiary under the Non-423 Plan Component.

(i)
“Employee” shall mean any individual who is an employee of the Company or a Designated Subsidiary for tax purposes. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary, as applicable, or is legally protected under Applicable Laws. Where the period of leave exceeds three (3) months and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to automatically terminate on the date three (3) months and one day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on the first day of the Offering Period to which the Enrollment Date relates, determine (and for purposes of the Code Section 423 Plan Component, on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423‑2) that the definition of Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, provided the exclusion is applied with respect to each Offering Period in an identical manner to all highly compensated individuals of the Company or Designated Subsidiary whose Employees are participating in that Offering Period. Each exclusion shall be applied with respect to an Offering Period in a manner complying with U.S. Treasury Regulation Section 1.423‑2(e)(2)(ii). For Offering Periods under the Non-423 Plan Component, Employee will also mean any other employee of the Company or any Designated Subsidiary to the extent that Applicable Laws require participation in the Plan to be extended to such employee, as determined by the Administrator.

(j)
“Enrollment Date” shall mean the date that is seven (7) calendar days prior to the first day of each Offering Period or such other date determined by the Administrator on or prior to that Offering Period in a uniform and non-discriminatory basis.

(k)	“Exercise Date” shall mean the last day of each Offering Period.

(l)	“Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(i)
If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day on the date of such determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;

(ii)
If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(m)	“Non-423 Plan Component” shall mean a component of this Plan that is not intended to meet the requirements set forth in Section 423(b) of the Code.

(n)
“Offering Period” shall mean a period of approximately six (6) months during which an option granted pursuant to the Plan may be exercised. The duration of Offering Periods may be changed pursuant to Sections 4 and 20 of this Plan.

(o)	“Participant” shall mean an eligible Employee who has enrolled in an Offering Period in accordance with Section 5 of the Plan.

(p)	“Plan” shall mean this Plantronics, Inc. 2002 Employee Stock Purchase Plan, as amended and restated from time to time.

(q)
“Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the first day of the Offering Period or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 20.

(r)
“Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

(s)
“Subscription Agreement” shall mean a form(s) of agreement approved by the Administrator from time to time authorizing payroll deductions or a cash contribution, if applicable, in connection with a Participant's enrollment in one or more Offering Periods under this Plan.

(t)
“Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3.	Eligibility.

(a)
Subject to Section 3(b) below, any Employee who shall be employed by the Company or a Designated Subsidiary for a minimum of seven (7) calendar days prior to the first day of an Offering Period, or such other length of time determined by the Administrator on or prior to that Offering Period shall be eligible to participate in the Plan; provided that for purposes of Participants participating in the Code Section 423 Plan Component, it will be applied in a uniform and non-discriminatory basis.

(b)
Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering Period if the participation of such Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an offering under the Plan to violate Section 423 of the Code.

(c)	Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan

(i)
to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary;

(ii)
to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company and its Subsidiaries accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of Common Stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time; or

(iii)	to purchase more than 5,000 shares in any Offering Period.

4.
Offering Periods. The Plan shall be implemented by consecutive Offering Periods with the Offering Period commencing on or around February 15 and August 15 of each year and ending approximately six (6) months later on August 15 and February 15, respectively. If the commencement or ending date of any Offering Period occurs on a weekend, holiday or other day on which any stock exchange or national market system on which the Common Stock is listed is not open, the last market trading date immediately prior shall be the applicable Offering Period commencement or ending date. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.
Participation. An eligible Employee may become a Participant by submitting a properly completed Subscription Agreement to the Company either through an on-line enrollment process established by the Administrator or submitting a hard copy to the Company's stock administration manager on or prior to the applicable Enrollment Date; provided that for purposes of Participants participating in the Code Section 423 Plan Component, the processing of enrollments, whether on-line or via hard copy, will be applied in a uniform and non-discriminatory basis.

6.	Payroll Deductions.

(a)
At the time a Participant submits his or her Subscription Agreement, he or she shall elect to have payroll deductions made on each payday during the Offering Period at a rate equal to not less than one percent (1.0%) and not exceeding ten percent (10.0%) (in whole percentages only) of his or her Compensation payable on each payday during the Offering Period.

(b)
Any such payroll deductions for a Participant shall commence on the first payday following the first day of the Offering Period and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof.

(c)
Notwithstanding the foregoing and lieu of the payroll deductions in subsection (a) above, the Administrator may, for any Offering Period, permit each Participant to make a lump sum cash contribution by check payable to the Company in an amount equal to not less than one percent (1.0%) and not exceeding ten percent (10.0%) (in whole percentages only) of his or her Compensation payable during the Offering Period, subject to such conditions and limitations as the Administrator may determine from time to time in its discretion; provided that for purposes of Participants participating in the Code Section 423 Plan Component, such conditions and limitations will be applied in a uniform and non-discriminatory basis.

(d)	All payroll deductions or any cash contribution, if applicable, made by or for a Participant shall be credited to his or her account under the Plan.

(e)
A Participant may discontinue his or her participation in the Plan as provided in Section 10 hereof. A Participant's Subscription Agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof or modified by completion and timely submission of a new Subscription Agreement prior to the applicable successive Offering Period Enrollment Date.

(f)
Notwithstanding the foregoing, a Participant's payroll deductions or cash contribution, if applicable, may be decreased at any time to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(c) hereof. Any payroll deductions shall recommence at the rate provided in such Participant's Subscription Agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless the Participant terminates the Subscription Agreement as provided in Section 10 hereof.

(g)
At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the Participant's pay the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Participant.

7.
Grant of Option. On the first day of each Offering Period, each Participant shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Participant's payroll deductions or cash contribution, if applicable, accumulated prior to such Exercise Date and retained in the Participant's account as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3(c) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the Participant has previously withdrawn pursuant to Section 10 hereof. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock a Participant may purchase during an Offering Period. The option shall expire on the last day of the Offering Period.

8.
Exercise of Option. Unless a Participant previously withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of shares subject to the option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions or cash contribution, if applicable, in his or her account. If the Exercise Date of any Offering Period occurs on a weekend, holiday or other day on which any stock exchange or national market system on which the Common Stock is listed is not open, the applicable Offering Period Exercise Date shall be the last market trading date immediately prior to the Exercise Date. Fractional shares may be purchased subject to the limitations set forth in Section 3(c). Any payroll deductions or cash contribution, if applicable, accumulated in a Participant's account which are in excess of the amounts permissible for the purchase of shares authorized under Section 3(c), shall be returned to the Participant as soon as administratively practicable after the Exercise Date of the relevant Offering Period. During a Participant's lifetime, a Participant's option to purchase shares hereunder is exercisable only by him or her.

9.	Delivery. As promptly as practicable after each Exercise Date, the Company shall cause to be delivered to each Participant, as appropriate, the shares purchased upon exercise of his or her option.

10.	Withdrawal.

(a)
A Participant may withdraw the entire balance credited to his or her account and not yet used to exercise his or her option under the Plan at any time through an on-line process established by the Administrator or by giving written notice to the Company in a form(s) approved by the Administrator from time to time at least two (2) business days prior to the applicable Exercise Date. Notwithstanding the foregoing, for purposes of Participants participating in the Code Section 423 Plan Component, the processing of withdrawals, whether on-line or via hard copy, will be applied in a uniform and non-discriminatory basis. The entire balance credited to a Participant's account shall be paid to such Participant promptly after timely receipt of the Participant's notice of withdrawal pursuant to this subsection, in which case such Participant's option for the Offering Period shall be automatically terminated, and no further payroll deductions or cash contribution, if applicable, for the purchase of shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period (or submits a withdrawal request pursuant to this subsection that is not timely received for a particular Offering Period), his or her participation in the Plan shall not resume at the beginning of the succeeding Offering Period unless the Participant re-enrolls in the Plan by timely submitting to the Company a new Subscription Agreement.

(b)
A Participant's withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

11.
Termination of Employment. Upon a Participant's ceasing to be an Employee for any reason, he or she shall be deemed to have automatically and immediately elected to withdraw from the Plan and the entire balance then credited to such Participant's account shall be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such Participant's option shall be automatically terminated. The foregoing shall apply whether or not a Participant ceases to be an Employee within the two (2) business days prior to an applicable Exercise Date referred to in Section 10(a) above.

12.
Interest. No interest shall accrue on any amounts credited to a Participant's account under the Plan, except as may be required by Applicable Laws, as determined by the Administrator, for Participants in the Non-423 Plan Component (or the Code Section 423 Plan Component if permitted under Section 423 of the Code).

13.	Stock.

(a)
Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Common Stock available for sale under the Plan shall be 3,000,000 shares. If, on a given Exercise Date, the number of shares with respect to which options for all Participants are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable; provided, however, for purposes of Participants participating in the Code Section 423 Plan Component, any pro rata allocation, will be applied in a uniform and non-discriminatory basis.

(b)	The Participant shall have no interest, voting right or rights to dividends in connection with shares covered by his or her option until such option has been exercised.

(c)	Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant.

14.
Administration. The Plan shall be administered by the Administrator. The Administrator shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by Employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13(a) hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan). Unless otherwise determined by the Administrator, the Employees eligible to participate in each sub-plan will participate in a separate offering. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, making of payroll deductions and/or cash contributions under the Plan, handling of payroll deductions and/or cash contributions, establishment of any bank or trust accounts to hold payroll amounts deducted and/or cash contributions, any payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423‑2(f), the terms of an option granted under the Plan or an Offering Period to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering Period to Employees resident solely in the U.S. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties, and shall be given the maximum possible deference permitted by Applicable Laws.

15.	Designation of Beneficiary.

(a)
A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant's account under the Plan in the event of such Participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant's account under the Plan in the event of such Participant's death prior to exercise of an option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b)
Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if to the knowledge of the Company no such executor or administrator has been appointed, the Company, in its discretion, may retain the shares and/or cash until such time as a representative of the Participant's estate is so appointed or provides to the Administrator an order or instructions from a court or administrative body of competent jurisdiction authorizing the release of such shares and/or cash to the representative. The Administrator may, prior to the release of any shares and/or cash, require execution of an indemnification or other form of agreement relieving the Company, Administrator and all Company agents and representatives from liability for invalid release of any shares and/or cash.

(c)	Any beneficiary designations made pursuant to this Section shall be made in the form and manner determined by the Administrator from time to time in its discretion.

16.
Transferability. Neither payroll deductions nor any cash contribution, if applicable, credited to a Participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17.
Use of Funds. All payroll deductions and/or cash contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such amounts unless otherwise required by Applicable Laws, as determined by the Administrator.

18.
Reports. Individual accounts shall be maintained for each Participant. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions and/or cash contributions, if applicable, made by or for the Participant, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19.	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a)
Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves, the maximum number of shares each Participant may purchase per Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b)
Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company's proposed dissolution or liquidation. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant's option has been changed to the New Exercise Date and that the Participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c)
Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of the Company's proposed sale or merger. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant's option has been changed to the New Exercise Date and that the Participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20.	Amendment or Termination.

(a)
The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. Except as provided in Section 19 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Administrator on any Exercise Date if the Administrator determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its stockholders. Except as provided in Sections 19 and 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant.

(b)
Without stockholder consent and without regard to whether any Participant's rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld or contributed, if applicable, during an Offering Period, establish the exchange ratio applicable to amounts withheld or contributed, if applicable, in a currency other than U.S. dollars, permit payroll withholding and/or contributions, if applicable, in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding or contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with a Participant's payroll deductions or cash contribution, if applicable, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c)
In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)	altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii)	shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and

(iii)	allocating shares.

(d)	Such modifications or amendments shall not require stockholder approval or the consent of any Participants.

21.
Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.	Conditions Upon Issuance of Shares.

(a)
Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)
As a condition to the exercise of an option, the Company may require a Participant to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.
Code Section 409A. The Code Section 423 Plan Component is exempt from the application of Code Section 409A. The Non-423 Plan Component is intended to be exempt from Code Section 409A under the short-term deferral exception and any ambiguities herein will be interpreted to so be exempt from Code Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant's consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Code Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Code Section 409A.

24.
Term of Plan. The Plan shall become effective upon its adoption by the Administrator or its approval by the stockholders of the Company, if applicable, and shall continue in effect until terminated under Section 20 hereof.

25.	Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company in the manner and to the degree required under Applicable Laws.

26.
Governing Law; Severability. The Plan and all determinations made and actions taken thereunder shall be governed by the internal substantive laws, and not the choice of law rules, of the State of California, United States and construed accordingly, to the extent not superseded by applicable U.S. federal law. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.